UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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accenture

2025 Proxy Statement

and Notice of Annual Meeting

January 28, 2026 | Dublin, Ireland

Dear Fellow Shareholder:
“Our strategy—to be the reinvention partner of choice for our clients and the most client-focused, AI-enabled, great place to work for our Reinventors—continues to guide every decision and investment, enabling us to create and deliver 360° value for all our stakeholders. On behalf of Accenture’s Board of Directors, we are deeply grateful for your continued trust and ongoing support.”
Accenture plc’s 2026 annual general meeting of shareholders will be held at 12:00 pm local time on Wednesday, January 28, 2026 at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.
The attached notice of the 2026 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals as listed on the attached notice.
You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Sincerely,
Julie Sweet
Chair and Chief Executive Officer
December 12, 2025

Notice of Annual General Meeting of Shareholders

Date Wednesday, January 28, 2026 Time 12:00 pm local time	Record Date December 1, 2025 Place The Dock, 7 Hanover Quay Grand Canal Dock, Dublin 2, Ireland	Availability of Materials The proxy statement, our Annual Report for the fiscal year ended August 31, 2025, and our Irish financial statements are available at www.proxyvote.com
Items of Business

1
By separate resolutions appoint the 10 director nominees described in the proxy statement
The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.
During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2025.
We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Annual Meeting.”
By order of the Board of Directors,
Joel Unruch
General Counsel and Corporate Secretary
December 12, 2025

2
Approve, in a non-binding vote, the compensation of our named executive officers

3
Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan

4
Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditor of Accenture plc (the “Company”) and authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

Irish Law Proposals:

5
Grant the Board the authority to issue shares under Irish law

6
Grant the Board the authority to opt-out of pre-emption rights under Irish law

7
Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law
Your vote is important
To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

Internet Online at www.proxyvote.com	Telephone Call 1 (800) 690-6903	Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope	QR Code Scan this QR code. Additional software may be required for scanning

Stock Vested in Fiscal 2025	78
Nonqualified Deferred Compensation for Fiscal 2025	79
Potential Payments Upon Termination	79
Pay Ratio	82
Pay Versus Performance	83

PROPOSAL 3: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan	88

PROPOSAL 4: Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration	97

Independent Auditor’s Fees	98
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	98

Audit	100
Audit Committee Report	100

Irish Law Proposals	102

PROPOSAL 5: Board Authority to Issue Shares	102

PROPOSAL 6: Board Authority to Opt-Out of Pre-Emption Rights	103

PROPOSAL 7: Determine Price Range for Re-Allotment of Treasury Shares	104

Beneficial Ownership	106

Beneficial Ownership of Directors and Executive Officers	106
Beneficial Ownership of More Than 5%	107

Questions and Answers About the Annual Meeting	109

Additional Information	115
Availability of Materials	115
Householding of Shareholder Documents	115
Submission of Future Shareholder Proposals	115
About Accenture	116
Reconciliation of GAAP Measures to Non-GAAP Measures	117
Forward-Looking Statements & Website References	118

Annex A: Amended and Restated Accenture plc 2010 Share Incentive Plan as Proposed to be Amended	120
Amended and Restated Accenture plc 2010 Share Incentive Plan	120

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

Our Company
Accenture (the “Company”) is a leading solutions and services company that helps the world’s leading enterprises reinvent by building their digital core and unleashing the power of AI to create value at speed across the enterprise, bringing together the talent of our approximately 779,000 people, our proprietary assets and platforms, and deep ecosystem relationships. Our strategy is to be the reinvention partner of choice for our clients and to be the most client-focused, AI-enabled, great place to work in the world. Through our Reinvention Services we bring together our capabilities across strategy, consulting, technology, operations, Song and Industry X with our deep industry expertise to create and deliver solutions and services for our clients. Our purpose is to deliver on the promise of technology and human ingenuity, and we measure our success by the 360° value we create for all our stakeholders.

Accenture 2025 Proxy Statement	1

Our Company
Driving Reinvention
In fiscal year 2025, we further advanced our strategy to be the reinvention partner of choice for our clients, reflected in strong revenue growth, adjusted earnings per share (“EPS”) growth, strong free cash flow, and increased quarterly client bookings greater than $100 million.(1)

Revenues	Diluted Earnings Per Share

$69.7B A 7% increase in both U.S. dollars and local currency from fiscal 2024, including revenues of $35.1 billion from the Americas, $24.6 billion from EMEA and $10.0 billion from Asia Pacific(2)
$12.15
A 6% increase from fiscal 2024 EPS of $11.44; after excluding the impact of business optimization costs of $0.78 and $0.51 per share in fiscal 2025 and 2024, respectively, adjusted fiscal 2025 EPS of $12.93 increased 8%

New Bookings	Operating Margin

$80.6B
A 1% decrease in both U.S. dollars and local currency from fiscal 2024, with a book-to-bill of 1.2. We also delivered a record 129 quarterly client bookings of more than $100 million and $5.9 billion in generative AI new bookings

14.7%
A decrease of 10 basis points from fiscal 2024 operating margin of 14.8%; after excluding the 90 and 70 basis point impact from business optimization costs in fiscal 2025 and 2024, respectively, adjusted operating margin was 15.6%, an increase of 10 basis points

Free Cash Flow	Cash Returned to Shareholders

$10.9B Defined as operating cash flow of $11.5 billion net of property and equipment additions of $600 million, with a free cash flow to net income ratio of 1.4	$8.3B Defined as share repurchases of $4.6 billion and cash dividends of $3.7 billion. In fiscal 2025, we paid dividends of $5.92 per share, a 15% increase over the prior year
(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America is now the Americas market and Growth Markets is now our Asia Pacific market.

2	Accenture 2025 Proxy Statement

Our Company
For the three-year period from the end of fiscal 2022 through fiscal 2025, we delivered broad-based revenue growth, sustained adjusted margin expansion, strong earnings growth and significant cash to shareholders.

Revenue Growth 4% CAGR(2) in U.S. dollars and 6% in local currency(1)	Adjusted Margin Expansion 50 Basis Point Decrease (on a GAAP basis) 40 Basis Point Expansion (on an adjusted basis)(1)(3)

Revenues	Operating Margin

Earnings Growth 4% CAGR (on a GAAP basis) 6% CAGR (on an adjusted basis)(1)(4)	Cash Returned to Shareholders since Fiscal 2022 15% CAGR dividends per share $23.2 billion returned since Fiscal 2022

Earnings Per Share	Cash Returned to Shareholders

Total Shareholder Return (TSR)(5)

Accenture	S&P 500 Index	S&P 500 IT Sector Index
(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)“CAGR” means Compound Annual Growth Rate.
(3)FY25 adjusted operating margin of 15.6% excludes the impact of business optimization costs of 90 basis points.
(4)FY25 adjusted EPS of $12.93 were adjusted to exclude the $0.78 per share impact of business optimization costs.
(5)The cumulative TSR on our Class A shares for the period August 31, 2022 - August 31, 2025, compared with the cumulative TSR over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index, assuming that on August 31, 2022, $100 was invested in our Class A shares and in each of the two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

Accenture 2025 Proxy Statement	3

Our Company
This year, our business and financial results enabled us to deliver meaningful, 360° value to our clients, people, shareholders, partners and communities.

Ecosystem Partnerships	Long-Term Client Relationships

#1
Today, we are the #1 partner for all our top 10 ecosystem partners. These partners are among the world’s largest technology companies, and they are seeking deeper partnerships with us as they recognize the critical role we play in helping clients use their technology to deliver business outcomes, including by increasing their use of AI
195 195 of our top 200 clients have partnered with us for 10+ years

Investments in Acquisitions	Research and Development

$1.5B
We invested $1.5 billion across 23 strategic acquisitions. Our disciplined acquisition strategy, which is an engine to fuel organic growth, is focused on scaling our business in high-growth areas, adding skills and capabilities in new areas and deepening our industry and functional expertise
$800M We invested $800 million in assets, platforms and industry and functional solutions and in patents and pending patents

Developing Our People	Promoting Our People

$1.0B
We invested approximately $1.0 billion in learning and professional development. With our digital learning platform, we delivered approximately 47 million training hours, an increase of 9% compared to fiscal 2024, with an emphasis on generative AI
97,000 We celebrated approximately 97,000 promotions, demonstrating our continued commitment to creating vibrant careers and opportunities for our people

Strong Leadership	AI & Data Workforce

10,700
We have approximately 10,700 Accenture leaders, with an average of 16 years of Accenture experience, and a global management committee (our primary management and leadership team) with an average of 23 years of Accenture experience
77,000 We reached approximately 77,000 skilled AI & Data professionals against our goal of 80,000 by the end of fiscal 2026

4	Accenture 2025 Proxy Statement

Proxy Voting Summary
This proxy summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 12, 2025. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

Proposal 1	Appointment of Directors The Board recommends a vote FOR each director nominee. (Page 10) ▶

Martin Brudermüller	Venkata (Murthy) Renduchintala

Alan Jope	Arun Sarin

Nancy McKinstry	Julie Sweet

Jennifer Nason	Tracey T. Travis

Paula A. Price	Masahiko Uotani
Nominee Experience

CEO Leadership	6 / 10

Public Company Board	9 / 10

Global	10 / 10

Finance, Accounting and Risk Management	9 / 10

Innovation and Technology	10 / 10

Investment	10 / 10

Government and Regulatory	7 / 10

Director Nominee Highlights

90% 9 out of 10 are independent	4 New directors over past 3 Years	6.0 years Average tenure	<2 Years
2-8 Years
>8 Years

Range of tenures

6	Accenture 2025 Proxy Statement

Proxy Voting Summary

Proposal 2	Non-Binding Vote to Approve Executive Compensation The Board recommends a vote “FOR” this proposal. (Page 51) ▶

The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance. The following reflects the primary compensation elements of our executive compensation program for our named executive officers, including the elements and pay mix the committee approved in recognition of our chair and chief executive officer’s achievements during fiscal 2025, as described below under “Compensation Discussion and Analysis—Fiscal 2025 Compensation Decisions—Chair and Chief Executive Officer.”
Elements of Executive Compensation

Cash

Base Compensation
(as of Dec. 1, 2025)

- Fixed cash compensation.
- Reflects the executive's leadership role.

Fiscal 2026 Global Annual Bonus

- Funded and accrued based on Company performance compared to earnings target for the fiscal year.
- Amounts are based on individual and Company performance for the fiscal year.

CEO
Pay Mix
95%
Variable
58%
Fixed
5%
16%
21%

Equity

January 2026 Key Executive Performance Share Program Award

January 2026 Accenture Leadership Performance Equity Award

- Recognize and reward Accenture leaders based on individual, team and Company performance for the prior fiscal year.

Accenture 2025 Proxy Statement	7

Proxy Voting Summary

Proposal 3	Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan The Board recommends a vote “FOR” this proposal. (Page 88) ▶

Proposal 4	Ratify the Appointment and Approve Remuneration of Auditor The Board recommends a vote “FOR” this proposal. (Page 97) ▶

Irish Law Proposals

Proposals 5-7
Annual Irish Law Proposals
These are standard annual proposals required under Irish law authorizing the Board to issue shares, to opt-out of pre-emption rights and to determine the price range for re-allotment of treasury shares.
The Board recommends a vote “FOR” each of these proposals.
(Page 102) ▶

8	Accenture 2025 Proxy Statement

Proposal 1	Appointment of Directors The Board recommends that you vote “FOR” the appointment of each of the Board’s director nominees listed below.

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for one-year terms or until their successors are duly elected (unless their office is vacated earlier in accordance with our Articles of Association).
The Nominating, Governance & Sustainability Committee reviewed the performance and qualifications of the director nominees listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for appointment to serve for a one-year term.
Jaime Ardila is not standing for re-election at the 2026 Annual General Meeting of Shareholders (the “Annual Meeting”) and will step down, effective at the completion of the Annual Meeting. Therefore, the Board has set the size of the Board at 10, effective as of the completion of the Annual Meeting. All of the director nominees are current Board members who were last elected at the 2025 annual general meeting of shareholders.
All of the nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.
As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.
The text of the resolution in respect of Proposal 1 is as follows:
“By separate resolutions, to appoint the following 10 directors: Martin Brudermüller; Alan Jope; Nancy McKinstry; Jennifer Nason; Paula A. Price; Venkata (Murthy) Renduchintala; Arun Sarin; Julie Sweet; Tracey T. Travis; and Masahiko Uotani.”

10	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors
Our Director Nominees
Our director nominees exhibit a mix of skills, backgrounds, experiences and perspectives:

Martin Brudermüller, 64 Director Since: 2024 Former CEO, BASF SE Other Public Company Boards: 1 Committee Memberships: A	Venkata (Murthy) Renduchintala, 60 Director Since: 2018 Former Chief Engineering Officer, Intel Corporation Other Public Company Boards: 1 Committee Memberships: A F

Alan Jope, 61 Director Since: 2023 Former CEO, Unilever plc Other Public Company Boards: 0 Committee Memberships(1): F (Incoming Chair) N	Arun Sarin, 71 Independent Lead Director Director Since: 2015 Former CEO, Vodafone Group plc Other Public Company Boards: 3 Committee Memberships: C N (Chair)

Nancy McKinstry(2), 66 Director Since: 2016 CEO & Chair of the Executive Board, Wolters Kluwer N.V. Other Public Company Boards: 2 Committee Memberships: C (Chair) N	Julie Sweet, 58 Chair Director Since: 2019 Chair & CEO, Accenture plc Other Public Company Boards: 0 Committee Memberships: -

Jennifer Nason, 65 Director Since: 2025 Former Global Chair of Investment Banking, JPMorgan Other Public Company Boards: 2 Committee Memberships: C F	Tracey T. Travis, 63 Director Since: 2017 Former CFO, The Estée Lauder Companies Inc. Other Public Company Boards: 2 Committee Memberships: A (Chair) F

Paula A. Price, 64 Director Since: 2014 Former CFO, Macy’s, Inc. Other Public Company Boards: 3 Committee Memberships: A C	Masahiko Uotani, 71 Director Since: 2025 Former CEO & Chairman, Shiseido Other Public Company Boards: 1 Committee Memberships: F

(1)Subject to his re-election at the Annual Meeting, Mr. Jope will become chair of the Finance Committee, effective at the completion of the Annual Meeting. Our current chair of the Finance Committee, Jaime Ardila, is not standing for re-election at the Annual Meeting.
(2)Ms. McKinstry is set to retire from her role as CEO & Chair of the Executive Board of Wolters Kluwer in February 2026, as announced by Wolters Kluwer.
All director nominees are in compliance with the Company’s Director Overboarding Policy. See “Proposal 1: Appointment of Directors—Process for Selecting New Outside Directors—Director Overboarding Policy.”
Board Committee

A	Audit	F	Finance	N	Nominating, Governance & Sustainability	C	Compensation, Culture & People

Accenture 2025 Proxy Statement	11

Proposal 1 - Appointment of Directors
Qualifications and Experience of Director Nominees
In considering each director nominee for the Annual Meeting, the Board and the Nominating, Governance & Sustainability Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating, Governance & Sustainability Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating, Governance & Sustainability Committee also evaluated each director’s contributions to the Board and role in the operation of the Board as a whole, as applicable.
We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of each individual director nominee. This summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills, is set forth in “Proposal 1: Appointment of Directors—Director Nominee Biographies.”
Skills Definitions

CEO Leadership: Experience as a current or former chief executive officer of a public company	Innovation and Technology: Managing technological change and driving technological innovation within an organization

Public Company Board: Serving on the boards of other public companies	Investment: Experience overseeing investment capital decisions, strategic investments and ventures & acquisitions activity

Global: Broad leadership experience with multinational companies or in international markets	Government and Regulatory: Government experience as a member of the government or through extensive interactions with the government, policymakers and government agencies

Finance, Accounting and Risk Management: Significant expertise in corporate finance, financial accounting or enterprise risk management

Brudermüller	•	•	•	•	•	•	•
Jope	•	•	•	•	•	•	•
McKinstry	•	•	•	•	•	•	•
Nason		•	•	•	•	•
Price		•	•	•	•	•
Renduchintala		•	•		•	•	•
Sarin	•	•	•	•	•	•	•
Sweet	•		•	•	•	•	•
Travis		•	•	•	•	•
Uotani	•	•	•	•	•	•	•
Total	6	9	10	9	10	10	7

12	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors
Board Composition
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee considers Board composition overall and expects that its members will have a range of skills, backgrounds, experiences, perspectives, viewpoints and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process.
In addition, we believe that a mix of tenures is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. As a director refreshment mechanism, we have a director retirement age of 75. It is expected that any director reaching the age of 75 will complete the term to which they were elected and on a case-by-case basis, the Board may determine that a director may serve beyond 75.
In furtherance of the Board’s active role in Board succession planning, the Board has appointed four new directors over the past three years. See “Corporate Governance—Board Operations—Director Orientation and Continuing Education” for information on the Company’s orientation program for new directors and the continuing education provided to the Board.
Board Refreshment

				▶

2023	2024	2025

Alan Jope April 14, 2023	Martin Brudermüller January 31, 2024	Jennifer Nason February 6, 2025	Masahiko Uotani February 6, 2025

Accenture 2025 Proxy Statement	13

Proposal 1 - Appointment of Directors
Director Nominee Biographies
Set forth below are the biographies of our director nominees up for election at the Annual Meeting.

Martin Brudermüller | 64 Independent Director Since: 2024 Committees Audit
Background
•BASF SE (“BASF”) (global chemical company)
–Chief executive officer and chairman of the board of executive directors (2018 – 2024)
–Chief technology officer (2015 – 2021)
–Vice chairman of the board of executive directors (2011 – 2018)
–Variety of other leadership roles, including senior vice president of Strategic Planning, president of the Functional Polymers division and member of board of executive directors for Asia Pacific region, located in Hong Kong (1988 – 2018)
Education
•Master’s degree and doctorate in Chemistry, University of Karlsruhe, Germany
•Post-doctorate, University of California, Berkeley
Specific Expertise
•CEO Leadership experience with significant managerial, operational and global experience from his tenure as chief executive officer of BASF.
•Global expertise from leading a global chemical company, with extensive experience in the European and Asian markets.
•Finance, Accounting and Risk Management experience overseeing BASF’s financial performance and risk profile.
•Innovation and Technology experience from managing technological change and driving technology innovation within BASF during tenure as chief executive officer and chief technology officer.
•Investment expertise from overseeing investment capital decisions, strategic investments and ventures and acquisitions (“V&A”) activity at BASF.
•Government and Regulatory experience from decades in the highly regulated chemicals industry.
•Public Company Board experience as chairman of the supervisory board of Mercedes-Benz Group.
•Other expertise includes deep knowledge of process industries and manufacturing and experience overseeing BASF’s sustainability initiatives, including those related to net zero technologies, as well as knowledge of European Union sustainability regulations and practices.
Current Public Company Directorships
•Mercedes-Benz Group (2021 – present, Chairman since 2024)

14	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors

Alan Jope | 61 Independent Director Since: 2023 Committees Finance; Nominating, Governance & Sustainability
Background
•Unilever (a multinational consumer goods company)
–Chief executive officer and a member of the board of directors (2019 – 2023)
–President of Beauty & Personal Care division (2014 – 2018)
–President of Unilever Russia, Africa & Middle East (2013 – 2014)
–President of Unilever’s business across North Asia from (2011 – 2013)
–Various leadership roles in Europe for 11 years, North America for 14 years and Asia for 13 years, after joining Unilever in 1985
Education
•Bachelor of Commerce degree with honours, Edinburgh University, Scotland
•Graduate, Harvard Business School’s General Management Program
•University of Oxford, Visiting Fellow
Specific Expertise
•CEO Leadership experience with significant managerial, operational and global experience from over four years as Unilever’s chief executive officer.
•Global expertise as a result of his extensive experiences in the North American, European and
Asian markets, including deep knowledge of the global consumer goods industry.
•Finance, Accounting and Risk Management experience from overseeing Unilever’s financial performance and risk profile.
•Innovation and Technology experience gained from driving technology change at Unilever and spearheading its digital transformation to leverage data and increase digital capability in Unilever operations.
•Investment expertise from overseeing Unilever’s decisions relating to investment capital and strategic investments.
•Government and Regulatory experience gained from Unilever’s cross-border and international operations, including manufacturing and shipping products and solutions globally.
•Public Company Board experience from serving on Unilever’s board.
•Other expertise gained from overseeing sustainability initiatives at Unilever.
Former Public Company Directorships in the Past Five Years
•Unilever (2019 – 2023)
Subject to his re-election at the Annual Meeting, Mr. Jope will become chair of the Finance Committee, effective at the completion of the Annual Meeting.

Accenture 2025 Proxy Statement	15

Proposal 1 - Appointment of Directors

Nancy McKinstry | 66 Independent Director Since: 2016 Committees Compensation, Culture & People (Chair); Nominating, Governance & Sustainability
Background
•Wolters Kluwer (a global provider of professional information, software solutions and services)
–Chief executive officer and chair of the executive board (a board made up of solely management members, which is distinct from the supervisory board) (2003 – present; to retire in February 2026, as announced by Wolters Kluwer)
–Member of the executive board (2001 – present)
–Also served as chief executive officer of operations in North America and chief executive officer of CCH Legal Information Services (a Wolters Kluwer subsidiary)
Education
•Bachelor of Arts degree in Economics, University of Rhode Island, Kingston
•MBA in Finance and Marketing, Columbia University
Specific Expertise
•CEO Leadership experience in the professional services sector from her long tenure as chief executive officer of Wolters Kluwer.
•Global expertise as chief executive officer of a global company, with extensive managerial and operational experience in the European markets.
•Finance, Accounting and Risk Management experience overseeing financial performance of Wolters Kluwer, as well as addressing enterprise risk matters at Wolters Kluwer and as a director and member of the audit committee of another public company.
•Innovation and Technology expertise from leading Wolters Kluwer’s digital transformation and her background in the digital, media and technology industries.
•Investment expertise due to overseeing investment capital, strategic investments and merger/acquisition activity at Wolters Kluwer.
•Government and Regulatory experience gained from Wolters Kluwer’s cross-border and international operations, including developing and providing products and solutions globally.
•Public Company Board experience from serving on the boards of large, multinational companies.
•Other expertise from overseeing Wolters Kluwer’s sustainability initiatives.
Current Public Company Directorships
•Mondelēz International, Inc. (2025 – present)
•Abbott Laboratories (2011 – present)

16	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors

Jennifer Nason | 65 Independent Director Since: 2025 Committees Compensation, Culture & People; Finance
Background
•JPMorgan Chase & Co. (a global financial services firm)
–Global Chair, Investment Banking (2012 – 2025)
–Managing Director and Global Head, Technology, Media and Telecommunications Investment Banking (2004 – 2012)
–Managing Director and Head, Telecommunications Investment Banking (1998 – 2004)
–Client Coverage, Northeast US (1994 – 1998)
–Mergers and Acquisitions and Project Finance Roles (1987 – 1994)
•Commonwealth of Victoria, Australia
–Project Analyst, Department of Management and Budget (1983 – 1986)
Education
•Bachelor of Arts degree in Economic History and Political Science, University of Melbourne, Australia
•Bachelor of Commerce, Economics (Honors), University of Melbourne, Australia
Specific Expertise
•Global expertise as Global Chair of JPMorgan’s Investment Banking practice and Global Head, Technology, Media and Telecommunications Investment Banking, where she was responsible for many of the firm’s key investment banking relationships around the world and served as a strategic resource for day-to-day client coverage teams.
•Finance, Accounting and Risk Management experience overseeing the financial performance and risk profile of several of JPMorgan’s practice areas including natural resources, retail banking, technology, media and telecommunications.
•Innovation and Technology experience from establishing JPMorgan’s first IT Business Development Group, a partnership between Technology Banking and JPMorgan’s IT organization, which shaped JPMorgan’s own technology roadmap and facilitated multiple direct investments in technology companies.
•Investment expertise from a career spanning over 38 years at a global investment bank, where she focused on corporate finance, capital markets, strategic M&A and debt and equity financing and shaped the financing strategies of her clients.
•Public Company Board experience from serving on the boards of Rio Tinto and Dodge & Cox Funds.
Current Public Company Directorships
•Dodge & Cox Funds (2025 – present)
•Rio Tinto PLC (2020 – present)

Accenture 2025 Proxy Statement	17

Proposal 1 - Appointment of Directors

Paula A. Price | 64 Independent Director Since: 2014 Committees Audit; Compensation, Culture & People
Background
•Macy’s, Inc. (a department store company)
–Executive vice president and chief financial officer (2018 – 2020)
•Harvard Business School
–Senior lecturer (2014 – 2018)
•Ahold USA (a U.S. grocery retailer)
–Executive vice president and chief financial officer (2009 – 2014)
•CVS Caremark
–Senior vice president, controller and chief accounting officer (2006 – 2009)
Education
•Bachelor of Science degree in Accountancy, DePaul University
•MBA in Finance and Strategy, University of Chicago
Specific Expertise
•Global expertise from senior management roles in finance and strategy at various companies with global operations.
•Finance, Accounting and Risk Management experience as chief financial officer and chief accounting officer of major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries, and as a certified public accountant who began her career at Arthur Andersen & Co.
•Innovation and Technology experience from managing technological change and driving technology innovation at Macy’s and Ahold USA and through serving as a director and overseeing companies undergoing technological change.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity as a former chief financial officer.
•Public Company Board experience as director of Mondelēz International, Warner Bros. Discovery and Bristol Myers Squibb and a former director of numerous other public companies.
Current Public Company Directorships
•Mondelēz International, Inc. (2024 – present)
•Warner Bros. Discovery (2022 – present)
•Bristol Myers Squibb (2020 – present)
Former Public Company Directorships in the Past Five Years
•DaVita Inc. (2020 – 2022)
•Western Digital Corporation (2014 – 2019 and 2020 – 2022)

18	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors

Venkata (Murthy) Renduchintala | 60 Independent Director Since: 2018 Committees Audit; Finance
Background
•Intel Corporation (a global designer and manufacturer of semiconductor products)
–Chief engineering officer and president of Technology, Manufacturing and Systems Architecture Group (2015 – 2020)
•Qualcomm Incorporated (a mobile technology company)
–Various senior positions, including executive vice president of Qualcomm Technologies and co-president of Qualcomm CDMA Technologies (2004 – 2015)
•Skyworks Solutions, Inc. (a semiconductor company)
–Vice president and general manager of Cellular Systems division (2000 – 2004)
•Philips Electronics, Inc. (an electronics company)
–Various positions, including vice president of engineering for consumer communications business (prior to 2000)
Education
•Bachelor’s degree in Electrical Engineering, University of Bradford, England
•Master’s degree in Business Administration, University of Bradford, England
•Ph.D. in Digital Communications, University of Bradford, England
Specific Expertise
•Global expertise through tenure as an executive at Intel and prior positions at global companies such as Qualcomm, Skyworks and Philips Electronics.
•Innovation and Technology experience with deep technology expertise and an important perspective on mobile Internet of Things, among other areas that are of relevance to Accenture, gained from an extensive career in engineering at major technology companies.
•Investment expertise in strategic technology-related investments as chief engineering officer at Intel.
•Government and Regulatory experience during tenure at Qualcomm and Intel as a result of frequent engagement with numerous governments and government agencies across the world on technology-related topics.
•Public Company Board experience as director of First Solar, Inc.
•Other expertise includes an extensive background in delivering at scale across technology, engineering and commercial disciplines.
Current Public Company Directorships
•First Solar, Inc. (2024 – present)

Accenture 2025 Proxy Statement	19

Proposal 1 - Appointment of Directors

Arun Sarin | 71 Independent Independent Lead Director Director Since: 2015 Committees Compensation, Culture & People; Nominating, Governance & Sustainability (Chair)
Background
•Vodafone Group PLC (a telecommunications company)
–Chief executive officer (2003 – 2008) and director (1999 – 2008)
–Chief executive officer of U.S./Asia Pacific region (1999 – 2000)
•Accel-KKR Telecom (a private equity firm)
–Chief executive officer (2001 – 2003)
•InfoSpace, Inc. (an information technology company)
–Chief executive officer (2000 – 2001)
•AirTouch Communications, Inc. (a wireless telecommunications company)
–President and chief operating officer (1997 – 1999)
•Kohlberg Kravis Roberts & Co., senior advisor (2009 – 2014)
Education
•Bachelor of Science degree, Indian Institute of Technology, Kharagpur, India
•MBA and Master of Science (Engineering) degrees, University of California—Berkeley
Specific Expertise
•CEO Leadership experience with significant managerial experience from his tenure as chief executive officer at Vodafone.
•Global expertise as a result of his extensive experiences in the U.S. and Asia-Pacific region and serving on the boards of multinational companies.
•Finance, Accounting and Risk Management experience from serving as chief executive officer of companies and also serving on the risk committee of a public company.
•Innovation and Technology experience based on oversight of technological innovation within Vodafone and other telecommunications and technology companies where he held senior executive roles, and service on the boards of companies that offer technology services and products.
•Investment expertise from overseeing corporate decisions relating to investment capital, strategic investments and merger and acquisition activity as CEO of Vodafone.
•Government and Regulatory experience gained from serving in multiple executive positions in the highly-regulated telecommunications industry.
•Public Company Board experience from service on the boards of several global companies, including as chair of several boards.
•Other experience with sustainability and corporate governance matters and due to his public company experience serving as a member and chair of several governance committees.
Current Public Company Directorships
•Ola Electric (2019 – present)
•Cerence, Inc. (2019 – present)
•The Charles Schwab Corporation (2009 – present)
Former Public Company Directorships in the Past Five Years
•Trepont Acquisition Corp I (Chairman) (2020 – 2022)

20	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors

Julie Sweet | 58 Director Since: 2019
Background
•Accenture plc
–Chief executive officer and a member of the board of directors (since September 2019)
–Chair of board of directors (since September 2021)
–Chief executive officer, North America (2015 – 2019)
–General counsel, secretary and chief compliance officer (2010 – 2015)
•Cravath, Swaine & Moore LLP, Partner (2000 – 2010)
Education
•Bachelor of Arts degree, Claremont McKenna College
•Juris Doctor, Columbia Law School
Specific Expertise
•CEO Leadership experience with a strong leadership track record from her tenure as Accenture’s chief executive officer and prior role as Accenture’s chief executive officer of North America.
•Global expertise resulting from her role as a member of Accenture’s global management committee and senior leadership team, as well as chief executive officer and former general counsel of the Company, which serves clients in more than 120 countries, with offices and operations in 52 countries, and her external leadership as Trustee of the World Economic Forum.
•Finance, Accounting and Risk Management experience from overseeing Accenture’s financial performance and addressing risk issues at Accenture as chief executive officer and as general counsel.
•Innovation and Technology experience gained from managing Accenture’s position as one of the world’s leaders in helping companies drive technological change, with our strength in technology and leadership in cloud, AI and data.
•Investment expertise from overseeing Accenture’s decisions relating to investment capital, strategic investments and acquisition activity.
•Government and Regulatory experience gained from Accenture’s operations, which are subject to global laws and regulations, as well as her legal background and expertise as Accenture’s general counsel.
•Other expertise including a broad understanding of the Company’s business, operations and growth strategy, as well as in-depth knowledge of sustainability issues and public policy advocacy experience in the areas of innovation and technology’s impact on business.

Accenture 2025 Proxy Statement	21

Proposal 1 - Appointment of Directors

Tracey T. Travis | 63 Independent Director Since: 2017 Committees Audit (Chair); Finance
Background
•The Estée Lauder Companies Inc. (a global manufacturer and marketer of skin care, makeup, fragrance and hair care products)
–Executive vice president and chief financial officer (2012 – 2024)
•Ralph Lauren Corporation (a fashion company)
–Senior vice president of finance and chief financial officer (2005 – 2012)
•Limited Brands (a specialty retail company)
–Senior vice president of Finance (2002 – 2004)
–Chief financial officer of Intimate Brands Inc. (2001 – 2002)
•American National Can (a can manufacturing company)
–Chief financial officer of the Americas Group (1999 – 2001), where she led both finance and information technology groups
•PepsiCo/Pepsi Bottling Group, various management positions (1989 – 1999)
•General Motors Co., started her career as an engineer and senior financial analyst
Education
•Bachelor of Science degree, Industrial Engineering, University of Pittsburgh
•MBA in Finance and Operations Management, Columbia University
Specific Expertise
•Global expertise resulting from her chief financial officer and operations management roles at international beauty products and fashion companies, and from serving on the boards of multinational corporations.
•Finance, Accounting and Risk Management experience from serving as chief financial officer of Estée Lauder, where she was also responsible for enterprise risk management, and also serving on the audit committees of public companies.
•Innovation and Technology experience based on her oversight responsibilities of information technology at Estée Lauder.
•Investment expertise from overseeing corporate decisions relating to merger and acquisition activities, investment capital and strategic investments as the chief financial officer at several companies.
•Public Company Board experience from service on the board of Meta Platforms and Hyatt Hotels.
•Other experience with sustainability matters as the former co-lead of sustainability efforts at Estée Lauder.
Current Public Company Directorships
•Hyatt Hotels Corporation (2025 – present)
•Meta Platforms, Inc. (2020 – present)

22	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors

Masahiko Uotani | 71 Independent Director Since: 2025 Committees Finance
Background
•Shiseido Co., Ltd. (a beauty company)
–Chairman and chief executive officer (2023 – 2024)
–President, director and chief executive officer (2014 – 2023)
•Coca-Cola (Japan) Co., Ltd. (a subsidiary of The Coca-Cola Company)
–Chairman (2006 – 2011)
–President (2001 – 2006)
–Executive vice president and chief marketing officer (1994 – 2001)
•Served in marketing and management roles at Kraft Foods (now Mondelēz International) and Lion Dentifrice Co. (now Lion Corporation) earlier in his career
Education
•Bachelor of Arts degree in English, Doshisha University, Kyoto
•MBA in Marketing, Columbia Business School
Specific Expertise
•CEO Leadership experience from over a decade as chief executive officer of Shiseido.
•Global expertise as chief executive officer of a global company that operates in 120 countries and prior roles at global companies such as Coca-Cola and Kraft Foods (now Mondelēz International).
•Finance, Accounting and Risk Management experience overseeing Shiseido’s financial performance and risk profile.
•Innovation and Technology experience from managing technological change and driving technology innovation within Shiseido.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity at Shiseido.
•Public Company Board experience from serving on the boards of Shiseido and Seiko.
•Government and Regulatory experience gained from Shiseido’s cross-border and international operations, including manufacturing and shipping products globally.
•Other experience includes marketing and brand management expertise through Coca-Cola and Shiseido, as well as an extensive background and deep knowledge of the consumer goods industry and Japanese market.
Current Public Company Directorships
•Seiko Corporation (2024 – present)
Former Public Company Directorships in the Past Five Years
•Shiseido Co., Ltd. (2014 – 2025)

Accenture 2025 Proxy Statement	23

Proposal 1 - Appointment of Directors
Director Independence
The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). In accordance with the applicable NYSE rules and our Corporate Governance Guidelines, the Board performs an annual review of the independence of all directors and nominees. To be considered independent, a director must not have any direct or indirect material relationship with Accenture, as determined affirmatively by the Board. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulations and NYSE listing standards.
In making its independence recommendations, the Nominating, Governance & Sustainability Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between Accenture and its subsidiaries on the one hand, and the directors and the entities with which certain directors or members of their immediate families are, or have been, affiliated (including those identified through our annual director questionnaires) on the other. Furthermore, the committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.
Based on its analysis, the Nominating, Governance & Sustainability Committee recommended, and the Board determined that each of the following directors and director nominees are independent under all applicable standards, including, with respect to members of the Audit and Compensation, Culture & People Committees, those applicable to such committee service: Jaime Ardila, Martin Brudermüller, Alan Jope, Nancy McKinstry, Jennifer Nason, Paula A. Price, Venkata (Murthy) Renduchintala, Arun Sarin, Tracey T. Travis and Masahiko Uotani. In addition, the Board determined that Gilles C. Pélisson and Beth E. Mooney, who were not subject to re-election at the 2025 Annual Meeting, were independent during the periods they served on the Board during fiscal 2025. In reaching its determinations, the committee and the Board considered that during fiscal 2025, Nancy McKinstry, Jennifer Nason and Tracey T. Travis were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues. As part of Mr. Uotani’s independence determination, the Nominating, Governance & Sustainability Committee and the Board also considered that Mr. Uotani stepped down as chief executive officer of Shiseido Co. Ltd. in December 2024, prior to his appointment to Accenture’s Board at the 2025 Annual Meeting.

24	Accenture 2025 Proxy Statement

Proposal 1 - Appointment of Directors
Director Characteristics and Succession Planning
Our Board is committed to regular renewal and refreshment and has continuously enhanced the director recruitment and selection process, resulting in a well-qualified group of director nominees. As part of that process, the Nominating, Governance & Sustainability Committee, which oversees succession planning for the Board and key leadership roles on the Board and its committees, regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee seeks to create a Board that is composed of individuals to guide and oversee Accenture’s strategy, operations and management. The committee seeks candidates who, at a minimum, have the following characteristics:

broad range of skills, backgrounds, experiences, perspectives, viewpoints and expertise	the time and energy to devote, and the ability to exercise judgment and courage, in fulfilling their oversight responsibilities

a professional background that would enable the candidate to develop a deep understanding of our business	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity
In addition, in light of the skills and expertise of the incumbent directors, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy, operations and management.
Process for Selecting New Outside Directors

1
Identifying candidates
To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships.

2
Meeting with candidates
Prior to a potential director’s nomination, the director candidate will, at a minimum, meet separately with the Board’s chair and chief executive officer, the members of the Nominating, Governance & Sustainability Committee and the independent Lead Director, who will consider the potential director’s candidacy.

3
Verifying Information
In addition, a professional search firm retained by the Nominating, Governance & Sustainability Committee verifies information about the prospective candidates. In addition, a background check is completed before a final recommendation is made to the Board.

4
Recommending to the Board
After review and discussion, the Nominating, Governance & Sustainability Committee will decide whether to recommend, and the Board will decide whether to approve, the candidate’s appointment as a director.

Accenture 2025 Proxy Statement	25

Proposal 1 - Appointment of Directors
Director Overboarding Policy
Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than three public companies, in addition to Accenture’s Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to Accenture’s Board. To help the Board monitor compliance with our overboarding policy, directors who are considering joining other boards are required to advise the chair of the Board and the chair of the Nominating, Governance & Sustainability Committee in advance of accepting any such other board membership. Throughout the year, we also monitor our directors’ time commitments and in considering each director nominee for appointment or reappointment at the Annual Meeting, the Nominating, Governance & Sustainability Committee took into account each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. As part of this review and consideration of our director nominees’ commitments, the committee and the Board also considered that in fiscal 2025, each of our directors attended at least 75% of Board and committee meetings and the significant time committed by each of the committee chairs, Mses. McKinstry and Travis, and Messrs. Ardila and Sarin, in planning and preparing for committee meetings.
In applying our policy to our director nominees, we have determined that they are all in compliance with Accenture’s policy and none of the director nominees are overboarded. Our Nominating, Governance & Sustainability reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, including with the Nominating, Governance & Sustainability Committee, as appropriate, and discuss such policies during investor engagements.
Process for Shareholders to Recommend Director Nominees
Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating, Governance & Sustainability Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Chair of the Nominating, Governance & Sustainability Committee, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, Attention: General Counsel and Corporate Secretary. As provided for in our Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation, and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2027 annual general meeting).

26	Accenture 2025 Proxy Statement

Corporate Governance
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters and a Code of Business Ethics which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its committees. We believe good governance strengthens the Board and management’s accountability. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to feedback from shareholders, changing regulatory and governance requirements and best practices. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents The following materials are accessible through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles.

Corporate Governance Guidelines	Committee Charters

Code of Business Ethics	Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through our website on a timely basis.

28	Accenture 2025 Proxy Statement

Corporate Governance
Corporate Governance Practices
Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Board Structure and Independence	Independent Board	All of our current directors are independent except for our chair and chief executive officer.

	100% independent Board committees	Each of our four committees consists solely of independent directors. Each standing committee operates under a written charter, which is reviewed annually, that has been approved by the Board.

	Strong independent Lead Director, elected by the independent directors	We have an independent Lead Director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present.

	Commitment to Board refreshment	Our Board takes an active role in Board succession planning, is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. As a refreshment mechanism, we have a retirement age of 75. The current average tenure of our 10 director nominees is 6.0 years.

	Director selection process	Our Board has a rigorous director selection process resulting in an international Board with a range of skills, backgrounds, experiences, perspectives, viewpoints, expertise and tenure.

Board Oversight	Board oversight of strategy
Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process and provides active oversight of our strategy. The Board participates in an annual strategy retreat with senior leadership, reviews progress against strategic objectives throughout the year, and holds periodic deep-dive sessions on key topics affecting the Company.

	Board oversight of risk	Our Board provides active oversight of our enterprise risk. The Audit Committee’s oversight responsibility includes information technology risk exposures, including cybersecurity, AI, data privacy and data security.

Shareholder Rights	Annual election of directors	All of our directors are elected annually.

	Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

	No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

	Proxy access right	Eligible shareholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Accenture 2025 Proxy Statement	29

Corporate Governance

Other Strong Corporate Governance Practices	Annual Board, committee and individual director evaluations and self-assessments	The Nominating, Governance & Sustainability Committee conducts a confidential survey of the Board and its committees each year. The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a self-assessment interview with each Board member that is designed to enhance their participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

	Director overboarding policy	Our directors may not serve on the boards of more than three public companies, in addition to our Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board.

	Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives, and directors have participated when requested by major shareholders.

	Code of Business Ethics	Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. The contents of our Code of Business Ethics are organized by six fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

	Insider trading policy	We have an insider trading policy, which governs the purchase, sale, and other dispositions of our securities by directors, officers and employees, and Accenture itself, and is designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards.

Clawback policies
We maintain two clawback policies applicable to our current and former executive officers. Our Mandatory Clawback Policy complies with the requirements imposed pursuant to Exchange Act Rule 10D-1 and provides for clawback of excess incentive-based compensation in the event of a financial restatement. Our Senior Leadership Clawback policy applies to a broader group of individuals, including our current and former executive officers and other senior leaders, and provides for the recoupment of time- and performance-based cash and equity incentive compensation under specified circumstances as further described under “Executive Compensation—Compensation Discussion and Analysis—Additional Information.”

	Director and executive officer equity ownership requirements	Each named executive officer is required to hold Accenture equity with a value equal to at least six times their base compensation by the fifth anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to three times the value of the annual director equity grants within three years of joining the Board.

	Prohibition on hedging or pledging of company stock	Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our chair and chief executive officer, executive officers, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

30	Accenture 2025 Proxy Statement

Corporate Governance
Leadership Structure

Chair and Chief Executive Officer Julie Sweet	Committee Chairs
	Tracey T. Travis	Nancy McKinstry	Jaime Ardila(1)	Arun Sarin
Independent Lead Director Arun Sarin	(Audit)	(Compensation, Culture & People)	(Finance)	(Nominating, Governance & Sustainability)

All committee members are independent.
(1)Not standing for re-election at the Annual Meeting. Subject to his re-election at the Annual Meeting, Mr. Jope will become chair of the Finance Committee, effective at the completion of the Annual Meeting.
We believe strong independent leadership is essential for the Board to effectively perform its functions and to help ensure independent oversight of management. Our Corporate Governance Guidelines provide the Board with the flexibility to choose the appropriate Board leadership structure for the Company based on what it believes is best for Accenture and its shareholders at a given point in time. Our Corporate Governance Guidelines also provide that if the same person holds the chair and chief executive officer roles, or if the chair is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.
Currently, our Board leadership structure consists of an independent Lead Director, a chair (who is also our chief executive officer) and strong independent committee chairs. The Board believes our structure provides independent Board leadership with the benefit of our chief executive officer serving as the chair at our regular board meetings. The Board regularly reviews its leadership structure and has determined that this structure is in the best interests of the Company and its shareholders at this time. Among other factors, the Board considered and evaluated: Ms. Sweet’s knowledge of Accenture and its industry, which has been built up over 15 years of experience with the Company; the strength of Ms. Sweet’s vision for the Company and the quality of her leadership; the importance of consistent, unified leadership to execute and oversee the Company’s strategy; the strong and highly independent composition of the Board; and the meaningful responsibilities of the independent Lead Director. In addition, the Board believes this leadership structure also enhances its oversight of material risks because the chair and chief executive officer is uniquely positioned to identify and inform the Board of emerging risks while the independent Lead Director and committee chairs, as well as the other independent directors, provide independent oversight of the Company’s risk management programs.
Arun Sarin has served as our independent Lead Director since February 2025, when he succeeded Gilles C. Pélisson, who served in that role between 2020 and February 2025, and has been a director since 2015. The independent directors believe that Mr. Sarin is well suited to serve as independent Lead Director given his significant global, managerial and financial experience, a strong background in innovation and technology, as well as his experience in corporate governance from serving as the chair of our Nominating, Governance & Sustainability Committee and a member and chair of several public company boards. As a result of his broad-based and relevant background, as well as his deep knowledge of Accenture’s business, Mr. Sarin continues to be well-positioned as independent Lead Director to provide constructive, independent and informed guidance and oversight to management. The Board believes that the presence of our independent Lead Director who, as described below, has meaningful oversight responsibilities, together with a combined chair and chief executive officer, provides the Company with the optimal leadership to drive the Company forward at this time.

Accenture 2025 Proxy Statement	31

Corporate Governance
We continue to believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times, and will continue to evaluate whether to split or combine the chair and chief executive officer roles to help ensure our leadership structure continues to be in the best interests of the Company and our shareholders.
Independent Lead Director
The independent Lead Director helps to ensure there is an appropriate balance between management and the independent directors and to keep the independent directors fully informed and able to discuss and debate the issues that they deem important.
The responsibilities of the independent Lead Director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

•Agendas
Provides input on issues for Board consideration, helps set and approve the Board agenda, ensures that adequate information is provided to the Board, helps ensure that there is sufficient time for discussion of all agenda items and approves schedules for Board meetings.
•Board meetings
Presides at all meetings of the Board at which the chair is not present.
•Executive sessions
Has authority to call meetings of independent directors and presides at all executive sessions of the independent directors.

•Communicating with directors
Acts as a liaison between the independent directors and the chair and chief executive officer.
•Communicating with shareholders
If requested by major shareholders, is available for consultation and direct communication. Serves as a liaison between the Board and shareholders on investor matters. In 2025, our independent Lead Director met with investors.
•Board evaluation process
Reviews annual anonymous surveys and conducts in-person self-assessment interviews with each Board member, together with the chair of the Nominating, Governance & Sustainability Committee, in order to gain valuable insights on how to strengthen the performance of the Board, its committees and individual directors.

In addition to the above responsibilities, our independent Lead Director also has regular meetings with the chairs of the Board committees as well as our chair and chief executive officer, to discuss critical matters and other ongoing topics, including acquisitions and management decisions.

32	Accenture 2025 Proxy Statement

Corporate Governance
Board Oversight
Oversight of Strategy
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process.

Annual Strategy Retreat	Ongoing Review	Deep-dive Sessions

Each year, the Board holds a strategy retreat during which members of the Accenture Leadership team present the Company's overall corporate strategy and seek input from the Board. “Accenture Leadership” is comprised of members of our global management committee, senior managing directors and managing directors.

At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

From time to time, we have held deep-dive “director immersion” sessions or workshops to further increase directors’ understanding on topics affecting Accenture. For example, in fiscal 2025, the Board held a director immersion session in India to gain firsthand insights into our operations, talent and delivery capabilities.

Oversight of Risk
The full Board is responsible for overseeing the Company’s enterprise risks. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Our enterprise risk management (“ERM”) program and disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as to analyze potential risks for disclosure. The risks described in this section include those formally monitored at a Board or committee level as part of the ERM program, which includes the annual risk assessment process, program scope, status of priority and emerging risks and risk profile, among other things, or pursuant to committee charters. These risks do not represent a complete list of all enterprise risks that are considered and addressed from time to time by the Board and its committees. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the Securities & Exchange Commission (the “SEC”).

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Corporate Governance

Board Oversight of Risk

•Receives an annual review of the Company’s ERM program, which includes:
–the annual risk assessment process, status of priority and emerging risks and associated mitigation activities
–the Company’s approach to talent management, IT security and data protection, AI (such as advanced AI, which includes generative, agentic and physical AI), economic and geopolitical risks, contract delivery and business resilience, among other things
•Receives interim updates as appropriate
•Reviews reports from external advisors such as outside counsel and industry experts to further understand priority risk areas
•Delegates specific risk oversight responsibility to committees based on expertise, as described below, and receives quarterly reports from the Board committee chairs, which include, when appropriate, updates with respect to risks overseen by the respective committees

Committee Oversight of Risk

Audit Committee
•Reviews our guidelines and policies with respect to risk assessment and management
•Reviews major financial, contract and information technology risk exposures, including cybersecurity, AI, data privacy and data security, along with the monitoring and mitigation of these exposures
•Receives quarterly updates on the ERM program and, in addition, reviews enterprise risks and risk management topics, as needed
•Discusses with the chairs of the other committees the risk assessment process for the risks overseen by those committees, on at least an annual basis

Compensation, Culture & People Committee
•Reviews and discusses with management their assessment of people and culture-related risks, including whether any risks arising from the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company

Finance Committee
•Reviews and discusses with management financial-related risks, including interest rate, foreign exchange, counterparty and liquidity-related risks, major acquisitions and insurance exposure

Nominating, Governance & Sustainability Committee
•Evaluates the overall effectiveness of the Board and its committees
•Monitors evolving sustainability risks, shareholder expectations regarding sustainability matters and sustainability-related disclosures

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Corporate Governance

Enterprise Risk Management Program

•An annual and ongoing process designed to identify, assess and manage the Company’s risk exposures over multiple time horizons
•The general counsel, who reports to our chair and chief executive officer, oversees the Company’s ERM program
•Priority risk areas are assigned to one or more members of our global management committee to manage
•Management-level risk committee focused on proactive and reactive risk management, reviews enterprise risks on a quarterly basis with the Audit Committee
•While the formal ERM assessment is conducted annually, the process provides the flexibility to make changes to the identified risks as needed and leaders engage with the ERM management team to escalate risks as appropriate

Enterprise Risk Management Process

•Members of Accenture Leadership representing all markets and services are surveyed each year to provide insight into changing risk levels
•Based in part on the survey results and on other internal and external inputs, the Company:

Identifies material operational, strategic and financial risks	Ensures clear accountability of senior leaders, who are responsible to monitor, manage and mitigate	Utilizes internal and external thought leadership to benchmark risk priorities on an annual basis	Evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies

Cybersecurity and Data Privacy Risks
As part of the Board’s risk oversight, the Board devotes time and attention to cybersecurity and data privacy-related risks, with the Audit Committee responsible for overseeing information technology risk exposures, including cybersecurity, data privacy and data security. The Audit Committee receives reports on cybersecurity and data privacy matters and related risk exposures from management, including our chief information security officer, at least twice a year and more frequently as applicable. In addition, the Audit Committee’s quarterly risk updates include developments regarding IT security and data protection. Recent topics included integrated third-party risk management, the evolving AI security governance and innovation landscape and client data protection. The Audit Committee regularly updates the Board on such matters and the Board also periodically receives reports from management directly. We have protocols by which cybersecurity incidents that meet established reporting thresholds are escalated within the company and, where appropriate, reported promptly to the Board.
All Accenture people are required to complete annual core information security and data privacy training, delivered in multiple courses throughout the year, to stay up-to-date on security practices and threats. In addition, our people in data-sensitive roles are provided specialized, targeted security training to increase knowledge about role-specific threats, concepts and practices. These interactive learning programs are focused on strengthening foundational knowledge and responding to emerging threats. We regularly measure our security posture and resilience through risk assessments, penetration testing and external validation conducted by third-party assessors and auditors. We also utilize systems and processes designed to oversee, identify, and reduce the potential impact of cybersecurity incidents at third-party vendors, service providers or clients. Reflective of our commitment to cybersecurity and data privacy, we have received global certifications for Information Security (ISO 27001:2013) and Data Privacy (ISO 27701:2019).

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Corporate Governance
Responsible AI
The Audit Committee’s oversight responsibility includes AI risk exposures. As part of this oversight, the committee receives reports on AI-related matters, including our Responsible AI compliance program, and related risk exposures from management, at least annually and more frequently as applicable. The Audit Committee regularly updates the Board on these matters and the Board also periodically receives reports from management directly.
We have developed a Responsible AI compliance program, which is grounded in our Code of Business Ethics and core values and rests on a set of principles that we apply to our internal AI systems and the work we do with clients, partners and suppliers: human by design; fairness; transparency, explainability and accuracy; safety; accountability; compliance, data privacy and cybersecurity; and sustainability. Our program has CEO sponsorship and has been scaled to our people worldwide. As the development, adoption, and use of AI technologies continues to change, we are continuously working to evolve and improve our Responsible AI compliance program, which includes governance and principles, risk screening and assessments, standards and controls, risk mitigation, training and awareness and monitoring.
We continue to focus on embedding AI literacy, including responsible AI as a component within our required ethics and compliance training for all employees, embedding it as content in other AI-related training and then providing more in-depth, targeted training for those employees most directly involved with the development and deployment of AI. We are also helping clients implement their own responsible AI compliance programs.
Oversight of People and Culture
Our Board plays an integral role in the oversight of our people and our culture at Accenture, with the Compensation, Culture & People Committee responsible for overseeing the Company’s strategies related to the Company’s people, including matters such as leadership succession, culture and pay equity, and monitoring related risks.
Management Succession Planning
The Board considers management succession planning a key element of the Company’s overall strategic planning process, helping to ensure continuity of leadership and effective execution of the Company’s long-term objectives.
Succession planning is at the heart of the Company’s talent strategy. Through strategic talent planning, the Company ensures long-term organizational strength. A key focus is identifying succession candidates who demonstrate performance and possess the experience, skills, and aspirations needed in serving clients, shaping strategy, and managing operations. In parallel, the Company highlights “future-ready” leaders, individuals whose skills and behaviors align with the Company’s long-term vision to build a robust pipeline of next-generation leadership. For all these individuals, the Company conducts assessments focused on skills, leadership qualities, behaviors and strengths. The results are used to both assess readiness and create personalized development plans. The Company’s senior leaders play a critical role in leadership development; serving as both sponsors and active participants while also engaging in succession planning conversations. All of this enables the Company to plan for future role rotations and identify any talent gaps. The Board also has meaningful opportunities to regularly engage with strong candidates for succession.
As described in the Company’s Corporate Governance Guidelines, the chair and chief executive officer reports annually to the Board regarding succession planning of the executive committee. The chair and chief executive officer and the chief leadership and human resources officer meet with the Compensation, Culture & People Committee and the Board regularly to discuss these succession plans and any recommendations they may have regarding the Company’s next generation of leaders. As set forth in their respective charters, the Compensation, Culture & People Committee oversees the Company’s general strategies related to leadership succession for the executive committee, and the Nominating, Governance & Sustainability Committee works to ensure that an effective chief executive officer succession plan is in place and, in the event of a vacancy, recommends to the Board a successor.

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Corporate Governance
Board Operations
During fiscal 2025, the Board met seven times. In addition, per our committee charters, all of our Board members are ordinarily invited to and frequently attend the meetings of our four standing committees, except for a few specific sessions reserved to committee members only. Board members may only vote at meetings of the committees on which they serve. The Board expects that its members will prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

During fiscal 2025, all of our incumbent directors attended at least 75% of the meetings of the Board and the committees on which they served (during the periods when they served).

Executive Sessions
The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management to discuss various matters related to the oversight of the Company, including the Board’s leadership structure and the chair and chief executive officer’s performance. Accordingly, our independent directors meet separately in executive session at each regularly scheduled Board meeting. Our independent directors held four executive sessions during fiscal 2025, all of which were led by the independent Lead Director.
Director Attendance at Annual Meetings
All nine of the Board members standing for re-election at our 2025 annual general meeting of shareholders attended the 2025 meeting. As set forth in our Corporate Governance Guidelines, the Board expects that its members will attend the annual general meeting of shareholders.
Director Orientation and Continuing Education

Director Orientation	Continuing Education	On-site Visits
Accenture’s orientation program for new directors includes a broad range of topics with different leaders throughout the Company over the course of several weeks. Such topics include the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, talent strategy, brand and communications, key industry and competitive factors, the legal, compliance and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill their responsibilities.

Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. During the year, management also presents on topics that are timely and impactful to Accenture, and specific deep-dive sessions and workshops may be held with the committees or full Board to further increase directors’ understanding of issues affecting Accenture. In addition to internal sessions, directors are also encouraged to seek external director education opportunities, for which Accenture will pay.

On occasion, individual directors or the full Board may visit various Accenture or client facilities or participate in demos in connection with Board meetings or deep-dive sessions with management. For example, in 2025, the Board visited local leadership in India to gain firsthand insights into our operations, talent and delivery capabilities.

Accenture 2025 Proxy Statement	37

Corporate Governance
Committees of the Board
The Board currently has four standing committees: Audit; Compensation, Culture & People; Finance; and Nominating, Governance & Sustainability. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each committee consists entirely of independent, non-employee directors. The table below lists the membership of each committee as of the date of this proxy statement and the number of meetings held in fiscal 2025.
In connection with our efforts to continually refresh the Board and its committees, during fiscal 2025, Mr. Sarin became our independent Lead Director, Ms. Travis became chair of the Audit Committee and Mr. Jope joined the Finance Committee and will become its chair upon completion of the Annual Meeting.

Committees
Board Member	Audit	Compensation, Culture & People	Finance	Nominating, Governance & Sustainability
Jaime Ardila(1)(2)(3)	A		Chair	N
Martin Brudermüller	A
Alan Jope(3)			F	N
Nancy McKinstry		Chair		N
Jennifer Nason		C	F
Paula A. Price(1)	A	C
Venkata (Murthy) Renduchintala	A		F
Arun Sarin(4)		C		Chair
Tracey T. Travis(1)(5)	Chair		F
Masahiko Uotani			F
Number of Meetings in Fiscal 2025	9	7	4	5

A	Audit	C	Compensation, Culture & People	F	Finance	N	Nominating, Governance & Sustainability
(1)Audit Committee Financial Expert as defined under SEC rules.
(2)Not standing for re-election at the Annual Meeting and will step down as a director, effective at the completion of the Annual Meeting.
(3)Subject to his re-election at the Annual Meeting, Mr. Jope will become chair of the Finance Committee, effective at the completion of the Annual Meeting.
(4)Independent Lead Director of the Board.
(5)Became chair of the Audit Committee on February 6, 2025.

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Corporate Governance
Audit Committee

Members All Independent

Tracey T. Travis	Jaime Ardila(1)	Martin Brudermüller	Paula A. Price	Venkata (Murthy) Renduchintala

Oversees the Company’s accounting, financial reporting processes, audits of financial statements and internal controls, ERM program and information technology risk exposures.
The Audit Committee’s primary responsibilities include oversight of the following:
•the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditors; and
•the Company’s ERM program and information technology risk exposures, including cybersecurity, AI, data privacy and data security and related risks.
The committee also oversees our approach to the quality of sustainability-related data and controls.
The Board has determined that each member of the committee meets the financial literacy, independence and accounting or auditing requirements of the SEC, the Companies Act of 2014 and the NYSE, as applicable to audit committee members, and that each of Jaime Ardila, Paula A. Price and Tracey T. Travis also qualifies as an “audit committee financial expert” for purposes of SEC rules.
No member of the committee may serve on the audit committee of more than three public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the committee and discloses such determination in accordance with NYSE requirements. Paula A. Price currently serves on the audit committee of four public companies and the Board has independently determined (with Ms. Price recusing herself from the decision) that such simultaneous service does not impair the ability of Ms. Price to effectively serve on the Company’s Audit Committee. In making this determination, the Board considered that in fiscal 2025, Ms. Price attended all meetings of the Board and committees on which she serves, except one in each case, her valued contributions as former chair of the committee and her professional background and experience as a certified public accountant and the former chief financial officer of Macy’s, Inc.

(1)Not standing for re-election at the Annual Meeting.

Accenture 2025 Proxy Statement	39

Corporate Governance
Finance Committee

Members All Independent

Jaime Ardila (Chair)(1)	Alan Jope(2)	Jennifer Nason	Tracey T. Travis	Venkata (Murthy) Renduchintala	Masahiko Uotani
Oversees the Company’s capital and treasury activities.
The Finance Committee’s primary responsibilities include oversight of the Company’s:
•capital structure and corporate finance strategy and activities;
•dividends, share redemption and purchase activities;
•treasury function, investment management and financial risk management;
•major acquisitions, dispositions, joint ventures or similar transactions; and
•insurance plans.

(1)Not standing for re-election at the Annual Meeting.
(2)Subject to his re-election at the Annual Meeting, Mr. Jope will become chair of the Finance Committee, effective at the completion of the Annual Meeting.
Nominating, Governance & Sustainability Committee

Members All Independent

Arun Sarin (Chair)	Jaime Ardila(1)	Alan Jope	Nancy McKinstry
Oversees the Company’s corporate governance practices and processes, and sustainability matters.
The Nominating, Governance & Sustainability Committee’s primary responsibilities include oversight of the following:
•assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;
•making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;
•overseeing the Company’s chief executive officer succession process;
•together with the Compensation, Culture & People Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•developing and recommending to the Board a set of corporate governance principles, including independence standards;
•overseeing sustainability performance, disclosure, strategies, goals and objectives and monitoring evolving sustainability risks and opportunities;
•overseeing political, lobbying and other grassroots advocacy activities and the Company’s policies and practices regarding such activities; and
•taking a leadership role in shaping the corporate governance of the Company.

(1)Not standing for re-election at the Annual Meeting.

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Corporate Governance
Compensation, Culture & People Committee

Members All Independent

Nancy McKinstry (Chair)	Jennifer Nason	Paula A. Price	Arun Sarin

Oversees the Company’s global compensation philosophy, policies and programs as well as the Company’s strategies related to the Company’s people and culture.
The Compensation, Culture & People Committee’s primary responsibilities include oversight of the following:
•together with the Nominating, Governance & Sustainability Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•setting the compensation of the chair and chief executive officer, the executive officers and the members of our global management committee who also serve on the executive committee (the “executive committee”);
•overseeing the Company’s equity-based plans;
•reviewing and making recommendations to the full Board regarding Board compensation; and
•overseeing the Company’s strategies related to the Company’s people, including matters such as pay equity, leadership succession and culture, and monitoring related risks.
The Board has determined that each member of the committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

Accenture 2025 Proxy Statement	41

Corporate Governance
Board Evaluations
Consistent with its duties and responsibilities, the Nominating, Governance & Sustainability Committee conducts an annual confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees. Directors also share perspectives, feedback and suggestions year-round, which the committee takes into account when evaluating the operation and performance of the Board and its committees. In order to provide that the evaluation remains relevant and effective, the committee reviews the Board and committee assessment process annually in the spring, prior to the evaluation process, which currently takes place in early summer each year.

Confidential Evaluations	Interviews	Board Summary	Feedback Incorporated

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the independent Lead Director.

The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance their participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Summaries of the evaluations are provided to the Board, committee chairs and management members, as applicable. Each committee reviews its evaluation results separately, while the Nominating, Governance & Sustainability Committee reviews all committee and Board results. During executive session, the Board discusses its results as well as feedback received from interviews.

Policies and practices are updated as appropriate as a result of director feedback. In addition, director feedback is considered when determining future board meeting agenda items and director training sessions.

Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved by the Board or by the Nominating, Governance & Sustainability Committee, or ratified if advance review and approval is not reasonably feasible. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.
The Nominating, Governance & Sustainability Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the committee or the Board will consider all relevant facts and circumstances, including, among others:
•the nature of the related person’s interest in the transaction and the material terms of the transaction, including the importance of the transaction both to the related person and to Accenture;
•whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair their independence; and
•whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

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Corporate Governance
Certain Related Person Transactions
Bill Clifford, the husband of Kate Clifford, Accenture’s chief leadership and human resources officer, is employed by Accenture as a sales capture associate manager. During fiscal 2025, he earned approximately $126,000 in total compensation.
Timothy McClure, the brother of KC McClure, Accenture’s former chief financial officer, is employed by Accenture as a cloud advisory senior manager. During fiscal 2025, he earned approximately $231,000 in total compensation.
Vikram Renduchintala, the son of Venkata (Murthy) Renduchintala, a member of our Board, is employed by Accenture as a technology development specialist. During fiscal 2025, he earned approximately $167,000 in total compensation.
Avnish Sharma, the brother of Manish Sharma, Accenture’s chief strategy and services officer, is employed by Accenture as a managing director. During fiscal 2025, he earned approximately $432,000 in total compensation.
Casey Walsh, the daughter of John Walsh, Accenture’s chief executive officer—the Americas, is employed by Accenture as a consultant. During fiscal 2025, she earned approximately $127,000 in total compensation.
The compensation for Messrs. Clifford, McClure, Renduchintala, Sharma and Ms. Walsh is commensurate with their peers’ compensation and established in accordance with the Company’s compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. Messrs. Clifford, McClure, Renduchintala, Sharma and Ms. Walsh participate in employee benefit plans and programs generally made available to employees of similar responsibility levels.
Political Contributions and Lobbying
The Company has a long-standing global policy against making contributions to political parties, political committees or candidates using Company resources (including monetary and in-kind services), even where permitted by law.
In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal and state political contributions on a bipartisan basis to political parties, political committees and candidates. The PAC is governed by a board of directors, responsible for providing governance and oversight over the strategy, operations, management and contributions. Any contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture leaders in the United States. The Company does not penalize in any way Accenture leaders who do not contribute to the PAC. Accenture does not maintain any PACs outside of the United States.
In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Nominating, Governance & Sustainability Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/about/governance/political-contributions-policy.

Accenture 2025 Proxy Statement	43

Corporate Governance
Shareholder Engagement
We maintain an ongoing dialogue with our shareholders around our strategy, market positioning and financial performance and we conduct a consistent, proactive outreach effort with the governance teams of our shareholders. Throughout the year, members of our Investor Relations team, leaders of our business and members of the Board engage with our shareholders to seek their input and feedback, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through these engagements, we leverage the discussions to cover topics of interest to our shareholders. In addition, from time to time, we have hosted Investor & Analyst Days and investor road shows, which are opportunities for our investors to hear directly from our chair and chief executive officer, chief financial officer and other senior leaders.
As reflected in our Corporate Governance Guidelines, our independent Lead Director is available for consultation, at their request. The chairs of the Nominating, Governance & Sustainability and Compensation, Culture & People committees have also met with investors as requested and appropriate. The feedback received from our shareholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps inform our decisions and our strategy, when appropriate.

2025 Engagement with Shareholder Governance Teams	2025 Engagement Topics
We reached out to the governance teams of our shareholders representing approximately 50% of our shares outstanding, including our top 50 shareholders. The discussions occurred from July through November.
We engaged with holders of approximately 35% of our shares outstanding, including 65% of our top 20 holders	•Attracting, retaining and developing our people •AI-related topics, including oversight of AI •A variety of governance topics, including board oversight and executive compensation

Winter Annual Shareholders’ Meeting We distribute the Annual Report and Proxy Statement to shareholders and hold our annual meeting. We reach out to shareholders to discuss items up for vote as needed.	Spring After Annual Shareholders’ Meeting We review our annual meeting results, proxy season developments and voting trends with the Nominating, Governance & Sustainability Committee.
Summer/Fall
Shareholder Engagement and Evaluation of Practices
We conduct our most extensive shareholder outreach. Topics are determined in part based on shareholder interests and trending governance issues.
Shareholder feedback is reported to the Nominating, Governance & Sustainability Committee and shapes the Board’s approach to governance practices and enhancements, as appropriate.

Several senior executives have ongoing dialogue with shareholders year-round regarding strategy, market positioning and financial performance.

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Corporate Governance
Communicating with the Board
The Board welcomes questions and comments. Any interested parties, including shareholders, may submit their communication to our General Counsel and Corporate Secretary, who will determine when communications and concerns will be forwarded to the Board, our independent directors as a group or our independent Lead Director. Communications received in writing are forwarded to the Board, committee or any individual director or directors to whom the communication is directed, unless the communication does not reasonably relate to the Company or its business, or is similarly inappropriate.
Address correspondence to: Attention: General Counsel and Corporate Secretary, Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Ethics Concerns or Complaints? If our employees experience, see or become aware of any inappropriate behavior, including any form of disrespect, harassment, racism, discrimination, retaliation or any concerns about unethical or illegal behavior, we want them to speak up. We understand that it is not always easy or comfortable to raise concerns. We provide multiple reporting channels in order to facilitate the reporting of a concern. We encourage our employees to reach out to their people leads, anyone in Human Resources/Legal or an Accenture leader or to contact our Accenture Business Ethics Helpline. Our employees can also raise concerns confidentially and/or in an anonymous manner, and we ensure that all our people know that at Accenture, we have zero tolerance for retaliation.
Instructions for the Accenture Business Ethics Helpline are available on the website at the address below.
Website: https://businessethicsline.com/accenture

Accenture 2025 Proxy Statement	45

Corporate Governance
Director Compensation
The Compensation, Culture & People Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually or more frequently as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our independent directors. The committee’s review of director compensation in fiscal 2025 included consideration of the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the committee. After review of the committee’s recommendation, the Board approved the independent director compensation for fiscal 2025 described below. Please see “Compensation Discussion and Analysis” for a description of Accenture’s executive compensation program.
Elements of Director Compensation
Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

Additional Annual Director Compensation
Compensation Element	Amount

Retainer for Independent Lead Director	$75,000

Committee Membership Retainers	Committee Chair	Committee Member

Audit	$40,000	$17,500

Compensation, Culture & People	$35,000	$15,000

Finance	$30,000	$12,500

Nominating, Governance & Sustainability	$30,000	$12,500

(1)Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our independent directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2025 will be delivered one year after the grant date; directors may not further delay delivery of the shares. Newly appointed directors who are elected or appointed after the date of the annual general meeting will receive an initial award of fully vested RSUs valued at approximately $240,000 upon appointment to the Board in lieu of the annual RSU grant.

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Corporate Governance
Governance Features
Our compensation program for independent directors operates with the following governance features:
•Equity Ownership Requirements. Independent directors must maintain ownership of Accenture equity having a fair market value equal to three times the value of the annual director equity grant. This requirement must be met by each director within three years of joining the Board. Each of our directors who had been a director for three or more years met this requirement in fiscal 2025 (solely based on shares held and vested equity awards).
•Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director per fiscal year.
•Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•Hedging and Pledging Prohibition. Our Insider Trading policy prohibits our directors from hedging or pledging Accenture securities.
•Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies, and have entered into indemnification agreements with each of our directors and provide our directors with certain tax preparation services. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits and presentations in which they engage as directors, including occasional guest accompaniment at such activities.
Director Compensation for Fiscal 2025
As described more fully above, the following table summarizes the annual compensation for our independent directors during fiscal 2025:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total($)
Jaime Ardila	$167,500	$239,843	$13,610	$420,953
Martin Brudermüller	$127,500	$271,848	—	$399,348
Alan Jope	$132,418	$307,156	—	$439,574
Nancy McKinstry	$155,000	$241,115	—	$396,115
Beth E. Mooney(6)	$68,750	—	—	$68,750
Jennifer Nason	$68,750	$239,843	—	$308,593
Gilles C. Pélisson(6)	—	—	$39,035	$39,035
Paula A. Price	$151,250	$311,244	—	$462,494
Venkata (Murthy) Renduchintala	$140,000	$239,843	—	$379,843
Arun Sarin	$190,000	$239,843	$18,147	$447,990
Tracey T. Travis	$151,250	$251,231	—	$402,481
Masahiko Uotani	$61,250	$239,843	—	$301,093
(1)Our chair and chief executive officer, Julie Sweet, does not receive any compensation for her service as chair. Her fiscal 2025 compensation is reflected in the Executive Compensation section below.

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Corporate Governance
(2)The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2025 were as follows:

Name	Annual Retainer ($)	Committee Chair Retainer ($)	Committee Member Retainer ($)	Total ($)
Jaime Ardila	$110,000	$27,500	$30,000	$167,500
Martin Brudermüller(a)	$110,000	—	$17,500	$127,500
Alan Jope(a)	$110,000	—	$22,418	$132,418
Nancy McKinstry(a)	$110,000	$32,500	$12,500	$155,000
Beth E. Mooney(b)	$55,000	—	$13,750	$68,750
Jennifer Nason(c)	$55,000	—	$13,750	$68,750
Gilles C. Pélisson(b)	—	—	—	—
Paula A. Price(a)	$110,000	$17,500	$23,750	$151,250
Venkata (Murthy) Renduchintala	$110,000	—	$30,000	$140,000
Arun Sarin	$147,500	$27,500	$15,000	$190,000
Tracey T. Travis(a)	$110,000	20,000	$21,250	$151,250
Masahiko Uotani(c)	$55,000	—	$6,250	$61,250
(a)Ms. Price and Mr. Jope elected to receive 100% of their retainers in the form of fully vested RSUs, commencing with the April 2025 quarterly payments, with a grant date fair value approximately equal to the cash amount that they would otherwise have received for service over the remainder of the fiscal year. Ms. Travis elected to receive 100% of her retainers in the form of RSUs, with a grant date fair value approximately equal to the cash amount she was expected to receive for the full fiscal year. Ms. McKinstry elected to receive 50% of her retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to 50% of the cash amount she would otherwise have received for service over the following year, and Mr. Brudermüller elected to receive 50% of his retainers in the form of fully vested RSUs, commencing with the April 2025 quarterly payments. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.
(b)Ms. Mooney retired from the Board on February 6, 2025, and thus, received only two quarterly cash payments for her service in fiscal 2025 for the quarters ending in October 2024 and January 2025. Mr. Pélisson also retired from the Board on February 6, 2025, but had elected to receive his compensation for the Board service year 100% in the form of fully vested RSUs, which were granted in January 2024 and were reported in the Director Compensation Table for fiscal 2024. As a result, no retainers were paid to him in fiscal 2025 for his service in fiscal 2025.
(c)Cash retainers are paid quarterly in arrears. As a result, Ms. Nason and Mr. Uotani, who were appointed to the Board effective as of February 6, 2025 and each elected to receive their annual and committee retainers in the form of cash, received two quarterly payments during fiscal 2025 for the quarters ending in April and July, equal to 50% of their total annual and committee retainers. The tables above reflect only these two payments, as the payments for the quarters ending in October and January will be reported in the Director Compensation table for fiscal 2026.
(3)Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”). For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2025. Reflects the grant of a whole number of shares.
(4)The aggregate number of vested RSU awards for which shares had not yet been delivered and that remained outstanding at the end of fiscal 2025 for each of our independent directors was as follows:

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Corporate Governance

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2025
Jaime Ardila	619
Martin Brudermüller	784
Alan Jope	967
Nancy McKinstry	822
Beth E. Mooney	—
Jennifer Nason	619
Gilles C. Pélisson	—
Paula A. Price	987
Venkata (Murthy) Renduchintala	619
Arun Sarin	619
Tracey T. Travis	1,039
Masahiko Uotani	619
(5)The amount included in the “All Other Compensation” column for Messrs. Ardila and Sarin reflects tax preparation fees, de minimis gifts and the aggregate incremental cost of Messrs. Ardila’s and Sarin’s respective guests’ accompaniment at a Board meeting. The amount included for Mr. Pélisson reflects tax preparation fees, the aggregate incremental cost of travel, meals and gifts in connection with Mr. Pélisson’s and his spouse’s attendance at a dinner held at the October 2024 Board meeting in New York in honor of Mr. Pélisson’s retirement from the Board and a $25,000 donation made by the Company to Institut Lyfe in recognition of Mr. Pélisson’s retirement. The aggregate amount of perquisites and other personal benefits received by each of our independent directors in fiscal 2025, other than Messrs. Ardila, Pélisson and Sarin was less than $10,000.
(6)Under the SEC rules, Ms. Mooney and Mr. Pélisson are required to be included in the Director Compensation Table as they served on the Board during a portion of fiscal 2025. Ms. Mooney and Mr. Pélisson retired from the Board on February 6, 2025.

Accenture 2025 Proxy Statement	49

Proposal 2

Non-Binding Vote to Approve Executive Compensation

Proposal 2	Non-Binding Vote to Approve Executive Compensation The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and compensation tables.
In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation, Culture & People Committee in “Corporate Governance—Committees of the Board.”
The shareholder vote on this resolution will not be binding on management or the Board. However, the Board and the Compensation, Culture & People Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2025 annual general meeting of shareholders. We have consistently received over 90% support for our say-on-pay proposal each year since introducing the advisory proposal more than a decade ago and are committed to aligning named executive officer pay with long-term shareholder value creation.
Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.”
As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
In accordance with our current policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2027 annual general meeting of shareholders.
The text of the resolution in respect of Proposal 2 is as follows:
“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

Accenture 2025 Proxy Statement	51

Executive Compensation
Compensation Discussion and Analysis
In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2025 compensation decisions regarding our named executive officers.
Our executive compensation program is based on the following:
•Pay-for-Performance by aligning compensation to company performance.
•Appropriate Pay Mix with an emphasis on performance-based compensation.
•Shared Success including financial performance objectives established by reference to our business plan and other strategic objectives.
•Competitive Benchmarking against our compensation peer group and similar roles across the broader market.
Fiscal 2025 Named Executive Officers
The Company’s named executive officers for the fiscal year ended August 31, 2025 and their titles are:

Julie Sweet Chair and Chief Executive Officer	John Walsh(3) Chief Executive Officer—the Americas

Angie Park(1) Chief Financial Officer	Mauro Macchi Chief Executive Officer—EMEA

Manish Sharma(2) Chief Strategy and Services Officer	KC McClure(4) Former Chief Financial Officer
(1)Ms. Park was appointed chief financial officer in December 2024. Prior to her appointment as chief financial officer, Ms. Park served as our business and commercial finance lead.
(2)Mr. Sharma was appointed chief strategy and services officer in September 2025. Prior to this appointment, Mr. Sharma served as our chief executive officer—the Americas.
(3)Mr. Walsh was appointed chief executive officer—the Americas in September 2025. Prior to this appointment, Mr. Walsh served as our chief operating officer.
(4)Ms. McClure served as our chief financial officer through November 2024 and retired from the Company in March 2025.

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Executive Compensation
Driving Reinvention
The compensation of the Company’s named executive officers is tied to both Company and individual performance. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against financial performance objectives established by reference to our business plan and other strategic objectives.
In fiscal year 2025, we further advanced our strategy to be the reinvention partner of choice for our clients, reflected in strong revenue growth, adjusted EPS growth, strong free cash flow, and increased quarterly client bookings greater than $100 million.(1)

Revenues	Diluted Earnings Per Share

$69.7B A 7% increase in both U.S. dollars and local currency from fiscal 2024, including revenues of $35.1 billion from the Americas, $24.6 billion from EMEA and $10.0 billion from Asia Pacific(2)
$12.15
A 6% increase from fiscal 2024 EPS of $11.44; after excluding the impact of business optimization costs of $0.78 and $0.51 per share in fiscal 2025 and 2024, respectively, adjusted fiscal 2025 EPS of $12.93 increased 8%

New Bookings	Operating Margin

$80.6B
A 1% decrease in both U.S. dollars and local currency from fiscal 2024, with a book-to-bill of 1.2. We also delivered a record 129 quarterly client bookings of more than $100 million and $5.9 billion in generative AI new bookings

14.7%
A decrease of 10 basis points from fiscal 2024 operating margin of 14.8%; after excluding the 90 and 70 basis point impact from business optimization costs in fiscal 2025 and 2024, respectively, adjusted operating margin was 15.6%, an increase of 10 basis points

Free Cash Flow	Cash Returned to Shareholders

$10.9B Defined as operating cash flow of $11.5 billion net of property and equipment additions of $600 million, with a free cash flow to net income ratio of 1.4	$8.3B Defined as share repurchases of $4.6 billion and cash dividends of $3.7 billion. In fiscal 2025, we paid dividends of $5.92 per share, a 15% increase over the prior year
(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America is now the Americas market and Growth Markets is now our Asia Pacific market.

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Executive Compensation
Overview of Compensation Elements
The primary elements of our fiscal 2025 executive compensation program for our named executive officers are set forth below.

	Pay Element	Payment Form	Description/Objectives

Fixed	Base Compensation	Cash	•Provides a fixed level of compensation each year. •Reflects the executive’s leadership role.

Variable	Global Annual Bonus	Cash
•Funded and accrued during the fiscal year based on Company financial performance, compared to the earnings target for the year.
•Final bonuses are based on both individual and Company performance for the fiscal year.

	Key Executive Performance Share Program	Equity
•The most significant element of compensation.
•Target grant value is established considering individual performance and applying a grant value modifier ranging from 0.85X to 1.15X based on Company performance.
•Vesting of awards is tied to operating income results and relative total shareholder return performance, in each case, over a 3-year period.

	Accenture Leadership Performance Equity Award Program	Equity	•Recognize and reward Accenture leaders based on individual and Company performance, in each case, with respect to the prior fiscal year.

	Voluntary Equity Investment Program	Equity
•Opportunity for eligible Accenture leaders to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary Shares.
•50% matching RSU grant following the end of the program year that generally vests 2 years later.

Accenture 2025 Proxy Statement	55

Executive Compensation
Compensation Practices
The Compensation, Culture & People Committee oversees the design and administration of the Company’s compensation programs, among other things. The committee believes that a well-designed, consistently applied compensation program is fundamental to the Company’s culture of shared success. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against financial performance objectives established by reference to our business plan and other strategic objectives. The committee recognizes that in a solutions and services company, it is the collective leadership and individual contributions of our people that create success for all of our stakeholders.
The committee and management seek to ensure that our executive compensation programs align with our core compensation philosophy. We maintain the following policies and practices:
What we do
    Align our executive pay with performance
    Set challenging performance objectives
    Provide an appropriate mix of short- and long-term incentives
    Align executive compensation with shareholder returns through performance-based vesting of equity incentive awards
    Use appropriate peer groups when establishing compensation
    Maintain meaningful equity ownership guidelines
    Include caps on individual payouts in short- and long-term incentive plans
    Maintain clawback policies applicable to cash and equity incentive awards (including both time- and performance-based awards)
    Mitigate potential dilutive effects of equity awards through our share repurchase programs
    Hold an annual “say-on-pay” advisory vote
    Conduct annual compensation risk review and assessment
    Retain an independent compensation consultant
What we don’t do
    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
    No “golden parachutes,” change in control payments or excise tax gross-ups
    No change in control “single trigger” equity acceleration provisions
    No dividends or dividend equivalents paid until vesting
    No hedging or pledging of Company shares
    No supplemental executive retirement plans

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Executive Compensation
Pay-for-Performance
The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance.
When setting compensation, the committee considers the Company’s performance and compensation earned over a multi-year period, in each case, relative to our compensation peer group. The Company’s performance with respect to total shareholder return over a three-year period was at the 3rd percentile among the companies in our peer group as of August 31, 2025, and this was directly reflected in our chair and chief executive officer’s realizable pay over the same period, which was at the 16th percentile among such companies, as the relative total shareholder return component of our Key Executive Performance Share awards granted on January 1, 2022 and January 1, 2023 both paid out at 0%.

We define realizable total direct compensation as the sum of the following, based on information reported in each company’s most recent annual proxy statement:
1.all cash compensation earned during the preceding three-year period;
2.the value of all time-vested restricted shares, RSUs and stock options granted (or a ratable portion of the incremental value of any such awards modified) during the preceding three-year period as of August 31, 2025; and
3.the value of all performance-vested restricted shares and RSUs granted during the preceding three-year period, based on actual performance results or estimated performance to date (based on proxy disclosures) as of August 31, 2025.
The companies included in our peer group used for benchmarking executive compensation are identified under “— Role of Benchmarking” below.
As noted above, the Company’s performance with respect to total shareholder return over a three-year period was at the 3rd percentile among the companies in our peer group as of August 31, 2025, and this was directly reflected in the average realizable total direct compensation for all of our currently employed named executive officers over the same period, which was at the 8th percentile of such companies, as the relative total shareholder return component of our Key Executive Performance Share awards granted on January 1, 2022 and January 1, 2023 both paid out at 0%.

Accenture 2025 Proxy Statement	57

Executive Compensation
Say-on-Pay Vote
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2025 annual general meeting of shareholders. We have consistently received over 90% support for our say-on-pay proposal each year since introducing the advisory proposal more than a decade ago and are committed to aligning named executive officer pay with long-term shareholder value creation. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation and the Company’s performance, the Compensation, Culture & People Committee determined not to implement any significant changes to our compensation programs in fiscal 2025 as a result of the shareholder advisory vote.
Process for Determining Executive Compensation
With guidance from its independent compensation consultant, Pay Governance LLC (“Pay Governance”), the Compensation, Culture & People Committee reviews and approves a peer group annually in July for use in conducting competitive market benchmarking of compensation for our named executive officers. This peer group is used to provide a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing compensation for our named executive officers, as further described under “—Role of Benchmarking.”
The Compensation, Culture & People Committee holds two meetings in October of each year. At the first meeting, the committee, with input from the Nominating, Governance & Sustainability Committee, assesses overall Company performance for the completed fiscal year as well as the performance of our chair and chief executive officer. At this same meeting, the committee reviews internal pay equity data and external benchmarking reports, as discussed below under “—Role of Benchmarking.” At the subsequent meeting, the committee, with input from Pay Governance, considers this overall Company performance, such benchmarking and internal compensation references, as well as the chair and chief executive officer’s recommendations when determining each other named executive officer’s performance rating in assessing whether they exceeded, met or partially met their performance objectives for the year and setting their individual compensation levels.
Determining Company Performance
In October 2025, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee, in consultation with Ms. Sweet and Ms. Park, evaluated overall Company performance for fiscal 2025 by reviewing the results achieved against the previously established performance objectives for the year and determined whether the Company exceeded, met or partially met the objectives as a whole for the year.
In assessing overall Company performance, the committees considered the Company’s achievement of both the financial objectives and strategic priorities shown below during fiscal year 2025. The committees recognized that the Company met or exceeded all elements of its original guidance for fiscal 2025 on an adjusted basis, while navigating a more complex macro-environment during fiscal 2025. The committees noted, among other things: the Company’s broad-based revenue growth across all our markets, industries and types of work; new bookings of $80.6 billion, including a record 129 quarterly client bookings of more than $100 million; strong adjusted earnings per share growth and free cash flow; significant amount of cash returned to shareholders; and market share expansion of more than five times the Company’s investable basket of its closest global publicly traded competitors, while continuing to invest in strategic acquisitions, R&D across its assets, platforms and industry and functional solutions, people and training. The committees also considered the Company’s #1 position with its top ecosystem partners, increased key talent retention and above-target performance in customer survey completion. As a result of this assessment, the committees set the Company’s performance rating for fiscal 2025 in the “exceeds” category.
The performance objectives established for fiscal 2025 were set forth in our shared success scorecard, which includes both financial (weighted 60%) and strategic (weighted 40%) objectives, considered in the context of navigating market conditions. These objectives go through multiple layers of review, including by the Compensation, Culture & People Committee’s independent compensation consultant, who confirms that key financial objectives are rigorous and challenging before being reviewed and approved by the committee.
The fiscal 2025 shared success scorecard included financial performance objectives that were established by reference to our business plan, as well as other strategic objectives, as described below. Our named executive officers also have additional objectives specific to their roles. We believe that encouraging our named executive

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Executive Compensation
officers, as well as other employees with management responsibility, to focus on a variety of performance objectives reduces the incentive to take excessive risk with respect to any single objective. The Company does not apply a formula or use a predetermined weighting when comparing overall performance against the various objectives under the scorecard, and no single objective is material in determining individual performance and resulting pay decisions.
Fiscal 2025 Scorecard

60%	Weighting | Financial Objectives

	Financial Continued focus on fundamental metrics of overall financial success: •Revenue growth •New bookings •Operating margin	Shareholder Value •Earnings per share growth •Strong free cash flow •Returning cash to shareholders •Growing faster than the market

40%	Weighting | Strategic Objectives

Reinvention Fundamentals
•Achieving objectives in Cloud, Industry X, Security and Song
Our People
•Continuing to retain key talent
Our Clients
•Strengthening our client centricity through continuous client feedback surveys

Strategic Priorities
•Generative AI new bookings growth
•Maintaining #1 partner for our top ecosystem partners
Sustainability
•100% of our carbon emissions reduced or removed through nature-based carbon removal projects

Fiscal 2025 Compensation Decisions
Summaries of the compensation decisions made by the Compensation, Culture & People Committee in recognition of our named executive officers’ performance during fiscal 2025 are described below.
Chair and Chief Executive Officer
In October 2025, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee considered Ms. Sweet’s individual performance against the metrics described above under “—Process for Determining Executive Compensation.” The committees also took into account feedback solicited by our chief leadership & human resources officer from members of our executive committee and other senior leaders. Ms. Sweet was not involved in setting her compensation and was not present during the review of her performance or approval of her compensation.
The committees set Ms. Sweet’s individual performance rating for fiscal 2025 at a level consistent with the overall Company performance rating, which was in the “exceeds” category. In making its compensation decisions, the committees considered many factors, including that the Company met or exceeded all elements of its original guidance for fiscal 2025 on an adjusted basis, while navigating a more complex macro-environment during fiscal 2025. The committees also recognized Ms. Sweet’s leadership in driving the Company’s strategy to be the reinvention partner of choice for its clients and her leadership in delivering a record 129 quarterly client bookings of more than $100 million and nearly doubling the Company’s generative AI bookings compared to fiscal 2024. The committees further noted Ms. Sweet’s client-centric focus, her relationships with the Company’s ecosystem

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Executive Compensation
partners, her bold and inspiring leadership style and her commitment to developing, training and upskilling the Company’s people, including implementing the Company’s refreshed talent strategy to meet current and future client demands, which includes reaching approximately 77,000 AI and data professionals at the end of fiscal 2025, against our goal of doubling our AI and data workforce to 80,000 by the end of fiscal 2026, and a robust training strategy that included over 550,000 people trained on generative AI fundamentals.
In addition, the Compensation, Culture & People Committee also established Ms. Sweet’s performance grant value modifier, as further described under “—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program,” for purposes of determining the target value of her fiscal 2026 Key Executive Performance Share Program award, at 1.00X. The modifier was capped at 1.00X in light of the Company’s two-year relative total shareholder return, and the Committee approved setting the modifier at 1.00X based on the Company’s overall fiscal 2025 performance.
At the October 2025 meetings, the Compensation, Culture & People Committee and its independent compensation consultant, Pay Governance, also discussed market trends and reviewed benchmarking reports, as discussed below under “—Role of Benchmarking.” As part of this review, when setting Ms. Sweet’s compensation based on her performance during fiscal 2025, the committee considered the Company’s performance results for fiscal 2025, delivery on key business goals, as well as external market references (including absolute and relative performance against the Company’s peers) and internal compensation references.
As a result of its fiscal 2025 assessments and consideration of data provided by its independent compensation consultant, the committee sought to provide a competitive total target compensation opportunity that further strengthens Ms. Sweet’s alignment with the Company’s shareholders. Accordingly, it approved the following compensation elements, which included an increased fiscal 2025 Global Annual Bonus payout based on an “exceeds” rating for both the Company’s and Ms. Sweet’s individual performance for fiscal 2025 as described above in “—Process for Determining Executive Compensation—Determining Company Performance.” Ms. Sweet’s fiscal 2025 bonus follows two consecutive years of significantly reduced bonus payouts and is 24% less than her fiscal 2022 bonus. No change was made to Ms. Sweet’s base salary and target values of her January 2026 equity awards.

Julie Sweet Chair and Chief Executive Officer

Base Compensation (as of Dec. 1, 2025):	$1,550,000	73% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
5%
Base Compensation
16%
Fiscal 2025
Global Annual
Bonus
79%
January 2026
Equity Awards
73%

Fiscal 2025 Global Annual Bonus:	$4,500,000

Target Values of January 2026 Equity Awards:	•$16,500,000 under Key Executive Performance Share Program •$6,000,000 under Accenture Leadership Performance Equity Award Program

The chart above reflects the compensation elements that the committee approved for Ms. Sweet in recognition of her achievements during fiscal 2025. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2025 of this proxy statement include her base compensation paid during fiscal 2025, the long-term incentive equity awards granted to her in fiscal 2025 and her fiscal 2025 Global Annual Bonus payable in fiscal 2026.

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Executive Compensation
Other Named Executive Officers
In determining the compensation of the other named executive officers, other than Ms. McClure who retired in March 2025, Ms. Sweet submitted a recommendation to the Compensation, Culture & People Committee for the overall compensation of each of these officers based on their performance during fiscal 2025. In making these recommendations, Ms. Sweet considered the following four factors:
•Company Performance. Company performance, as measured against financial and strategic objectives under our shared success scorecard;
•Individual Performance. Each officer’s individual performance;
•Internal Benchmarks. Internal comparisons across members of our executive committee; and
•External Benchmarks. External market references.
The individual contributions and leadership of each of the other named executive officers were measured against the performance objectives as described above in “—Process for Determining Executive Compensation—Determining Company Performance.” Management and the committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or predetermined weighting was used, and no one objective was individually material.
Ms. Sweet discussed with the committee the leadership role and performance of each of the other named executive officers. For the other named executive officers, to the extent applicable, Ms. Sweet also discussed with the committee the financial results of the businesses for which they were responsible. In developing her recommendation to the committee for the compensation of the named executive officers, Ms. Sweet considered information on market-comparable compensation provided by the Company’s compensation consultant, Aon plc (“Aon”) and the need to incentivize and retain the executives in the current market environment. Before making the final compensation decisions for the year, the committee reviewed and discussed Ms. Sweet’s recommendations, in consultation with its independent compensation consultant.
As a result of its fiscal 2025 assessments and after considering data provided by its independent compensation consultant, the committee approved the following compensation elements for Ms. Park, Mr. Sharma, Mr. Walsh and Mr. Macchi in recognition of their achievements during fiscal 2025. The committee also established a performance grant value modifier, as further described under “—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program,” for purposes of determining the target value of each other named executive officer’s fiscal 2026 Key Executive Performance Share Program award at 1.00X, consistent with the approach used to determine the grant modifier for Ms. Sweet.
Annual Bonus payouts for each of the named executive officers below were based on an “exceeds” rating for the Company and each named executive officer’s individual performance for fiscal 2025 as described above in “—Process for Determining Executive Compensation—Determining Company Performance.” The fiscal 2025 bonus amounts follow two consecutive years of significantly reduced bonus payouts.
In addition, the committee sought to provide a competitive total target compensation opportunity for each named executive officer that further strengthens their alignment with the Company’s shareholders. As a result, it approved increases in the form of equity compensation, and a majority of such additional values granted under the Key Executive Performance Share Program, under which vesting of awards is tied to meeting performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year performance period.

Accenture 2025 Proxy Statement	61

Executive Compensation

Angie Park Chief Financial Officer

Base Compensation (as of Dec. 1, 2025):	$1,100,000	87% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

14%
Base Compensation
12%
Fiscal 2025 Global Annual Bonus
74%
January 2026 Equity Awards
Pay Mix
87%

Fiscal 2025 Global Annual Bonus:	$909,398(1)

Target Values of January 2026 Equity Awards:	•$5,100,000 under Key Executive Performance Share Program •$750,000 under Accenture Leadership Performance Equity Award Program(1)

(1)Includes compensation for her service as business and commercial finance lead from September 1, 2024 through November 30, 2024 and chief financial officer from December 1, 2024 through August 31, 2025.

Manish Sharma Chief Strategy and Services Officer

Base Compensation (as of Dec. 1, 2025):	$1,100,000	80% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
11%
Base Compensation
18%
Fiscal 2025 Global Annual Bonus
71%
January 2026 Equity Awards
80%

Fiscal 2025 Global Annual Bonus:	$1,925,000

Target Values of January 2026 Equity Awards:	•$5,900,000 under Key Executive Performance Share Program •$1,450,000 under Accenture Leadership Performance Equity Award Program

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Executive Compensation

John Walsh Chief Executive Officer—the Americas

Base Compensation (as of Dec. 1, 2025):	$1,100,000	81% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
11%
Base Compensation
18%
Fiscal 2025 Global Annual Bonus
71%
January 2026 Equity Awards
81%

Fiscal 2025 Global Annual Bonus:	$1,925,000

Target Values of January 2026 Equity Awards:	•$5,900,000 under Key Executive Performance Share Program •$1,400,000 under Accenture Leadership Performance Equity Award Program

Mauro Macchi(1) Chief Executive Officer—EMEA

Base Compensation (as of Dec. 1, 2025):	$1,130,207	84% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
13%
Base Compensation
15%
Fiscal 2025 Global Annual Bonus
72%
January 2026 Equity Awards
84%

Fiscal 2025 Global Annual Bonus:	$1,370,814

Target Values of January 2026 Equity Awards:	•$5,400,000 under Key Executive Performance Share Program •$1,000,000 under Accenture Leadership Performance Equity Award Program

(1)The base compensation and fiscal 2025 Global Annual Bonus amounts for Mr. Macchi were converted from euros to U.S. dollars at an exchange rate of 0.91271, which was the average of the monthly translation rates for fiscal 2025.

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Executive Compensation
The above summaries reflect the compensation elements that the committee approved for the named executive officers in recognition of their achievements during fiscal 2025 and their expanding roles and responsibilities going forward, as applicable. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2025 of this proxy statement include the named executive officers’ base compensation paid during fiscal 2025, the long-term incentive equity awards granted to them in fiscal 2025 and their fiscal 2025 Global Annual Bonus earned for fiscal 2025 performance and paid in fiscal 2026.
Role of Compensation Consultants
The Compensation, Culture & People Committee has engaged Pay Governance to serve as the Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the committee on executive and director compensation. With respect to executive compensation, as requested by the committee, Pay Governance advises the committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the committee with regard to the compensation of our chair and chief executive officer and members of our executive committee. In addition, Pay Governance provides input to the committee for its annual review of director compensation, as discussed under “Director Compensation.”
Management separately receives benchmarking information with respect to the members of our executive committee from its compensation consultant, Aon, which replaced WTW plc (“WTW”) during fiscal 2025, as described under “—Role of Benchmarking.” While Aon also acts as management’s compensation consultant in various capacities with respect to our global workforce and assists management in formulating its compensation recommendations for the members of our executive committee, the committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.
Role of Benchmarking
Pay Governance performs extensive analyses focusing on executive compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals, pay-for-performance alignment and the compensation levels of the chair and chief executive officer and other executive officers across our peer group companies. The Compensation, Culture & People Committee considers these analyses when determining the compensation of our named executive officers.
In addition, with respect to compensation levels approved in October 2024 for fiscal 2025, WTW prepared, and with respect to compensation levels approved in October 2025 for fiscal 2026, Aon prepares a report that includes a comparison of our named executive officers’ compensation to comparable roles within our proxy peer group companies, as well as the most recent data for similar roles across broader industry benchmarks. The Aon report serves as one input to consider along with Company and individual performance, internal comparisons across members of our executive committee and alignment with our shared success compensation philosophy.
Because the future performance of the Company and the companies in our peer group are not known at the time that the compensation opportunities under the Company’s programs are established, the Compensation, Culture & People Committee also considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized under “—Pay-for-Performance” above.
Fiscal 2025 Peer Group
The Compensation, Culture & People Committee reviews and approves a peer group annually for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:

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•Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;
•Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes and/or a similar business reliance on human capital;
•Comparable Revenues. Revenues within a range similar to Accenture’s revenues;
•Competitor. Being a direct line-of-business competitor; and
•Global Scale. Large, global companies with multiple lines of business, typically S&P 100 companies with strong brand recognition.
In July 2025, based on the recommendations of the Compensation, Culture & People Committee’s independent compensation consultant, the committee made no changes with respect to the fiscal 2025 compensation peer group and believes the fiscal 2025 compensation peer group below continues to accurately reflect Accenture’s size and complexity. The Compensation, Culture & People Committee further believes the fiscal 2025 compensation peer group provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing fiscal 2025 compensation for our named executive officers. The committee compares each named executive officer’s total target compensation to total target compensation for similar positions within this peer group when setting compensation levels, although the committee excludes outliers when it determines, in consultation with its independent compensation consultant, that such exclusion is appropriate. This ensures that the committee has the appropriate benchmarking data to compare pay levels of our named executive officers in the highly competitive and fluid executive labor market for large technology companies.

Peer Group for Assessing Fiscal 2025 Compensation
Chubb Limited Cisco Systems, Inc. Cognizant Technology Solutions Corporation General Dynamics Corporation Honeywell International Inc. Intel Corporation International Business Machines Corporation	Marsh & McLennan Companies, Inc. Microsoft Corporation Morgan Stanley Oracle Corporation QUALCOMM Incorporated Salesforce, Inc. Visa Inc.

Accenture Vs. Peer Group(1)
Revenue	Market Capitalization

(1)Reflects the most recent fiscal year-end results.
Compensation Programs
This section provides greater detail on the elements of our named executive officers’ compensation, which consists of the following:

Cash Compensation	Long-Term Equity Compensation

•Base Compensation •Global Annual Bonus	•Key Executive Performance Share Program •Accenture Leadership Performance Equity Award Program •Voluntary Equity Investment Program

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Executive Compensation
Cash Compensation
Cash compensation for Accenture’s named executive officers consists of two components: base compensation and the Global Annual Bonus, each of which is described below.
Base Compensation
Base compensation provides a fixed level of compensation to the named executive officers each year and reflects each named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect in connection with a promotion or at the beginning of the compensation year, which begins on December 1 of each year.
Global Annual Bonus
The Global Annual Bonus is designed to tie pay to both individual and Company performance for the fiscal year; in particular, financial performance compared to the earnings target established by the Compensation, Culture & People Committee. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against this target and are subject to approval by the committee.
Once the program’s Company-wide funding for the year is finalized, individual payouts are determined based on the Company’s overall performance (as discussed above under “—Process for Determining Executive Compensation—Determining Company Performance”) as well as each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made after each fiscal year-end. The program is designed to provide higher incentive opportunities as employees advance through our career levels. A large number of Accenture employees are eligible for the Global Annual Bonus, including members of Accenture Leadership (more than 10,400 employees) and each of our named executive officers.
Each of the named executive officers, other than Ms. McClure, was assigned a fiscal 2025 Global Annual Bonus target that is a percentage of their base salary as shown below. A named executive officer may earn more or less than their target award based upon the Company’s overall funding of the bonus pool, Company performance and their individual annual performance rating, ranging from a minimum bonus of 0% up to a maximum bonus (assuming 100% funding of the fiscal 2025 bonus pool), as shown below.

Named Executive Officer(1)	FY25 Minimum Bonus as a % of Base Salary	FY25 Target Bonus as a % of Base Salary	FY25 Maximum Bonus as a % of Target Bonus
Julie Sweet	0%	250%	200%
Angie Park	0%	125%	160%
Manish Sharma	0%	175%	171%
John Walsh	0%	175%	171%
Mauro Macchi	0%	125%	160%
(1)Ms. McClure retired from the Company in March 2025 and did not participate in the Company’s fiscal 2025 Global Annual Bonus plan.
The Compensation, Culture & People Committee took the Company’s fiscal 2025 performance into consideration in approving an overall funding for the Global Annual Bonus that was partially funded at a level higher than the fiscal 2024 funding. In determining the final individual payout levels shown in the “Summary Compensation Table” below, the committee considered the Company’s overall performance against the metrics included in its shared success scorecard, as described under “—Process for Determining Executive Compensation—Determining Company Performance,” and each executive’s individual annual performance rating, as described under “—Fiscal 2025 Compensation Decisions.”
Long-Term Equity Compensation
Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute the most significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2025, our named executive officers were eligible to receive grants under the following primary programs.

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Program	Eligible Employees	Objective

Key Executive Performance Share Program	Senior members of Accenture Leadership	Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year performance period.

Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Recognize and reward participants based on individual and Company performance, in each case, with respect to the prior fiscal year.

Voluntary Equity Investment Program	Members of Accenture Leadership	Encourage share ownership through voluntary share purchases, with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

Key Executive Performance Share Program
The Key Executive Performance Share Program is the program under which the Compensation, Culture & People Committee grants the majority of RSUs to the senior members of Accenture Leadership and is intended to be the most significant element of our named executive officers’ compensation over time.
The program takes operating income and total shareholder return into account, with operating income results weighted more heavily than total shareholder return. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Since vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the applicable three-year performance period, a significant portion of the named executive officers’ realizable total direct compensation is aligned against performance over an extended period. Thus, for example, a period of poor performance against the Company’s operating income or relative total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.
Based on the Company’s cumulative operating income (weighted 75%) and relative total shareholder return (weighted 25%) for the three-year period from fiscal 2023 through fiscal 2025, the 2023 Key Executive Performance Share Program awards vested at 78% of the target level. Awards under our 2025 Key Executive Performance Share Program have a three-year performance period beginning on September 1, 2024 and ending on August 31, 2027.
•Operating Income Results. Up to 75% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation, Culture & People Committee approves an operating income plan for this program that the committee deems to be challenging. The aggregate of these three annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the three years. Performance is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage of RSUs that will vest determined as shown in the table below.
•Relative Total Shareholder Return. Up to 25% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Relative total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2027), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2024). In order to compare Accenture’s relative total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage of RSUs that will vest as shown in the table below.

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	Operating Income		Relative TSR
Performance Level(1)	Accenture Performance Rate vs. Target	Percentage of RSUs that Vest (Out of a Target of 75%)	Accenture Percentile Rank(2)	Percentage of RSUs that Vest (Out of a Target of 25%)
Below Threshold	Below 80%	0%	Below 40th percentile	0%
Threshold	80%	37.5%	40th percentile	12.5%
Target	100%	75%	60th percentile	25%
Maximum	115% or greater	150%	At or above 80th percentile	50.0%
(1)We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.
(2)Based on the recommendation from its independent compensation consultant, Pay Governance, and after considering market data, the Compensation, Culture & People Committee adjusted the threshold performance level for the 2026 Key Executive Performance Share Program awards, to be granted in January 2026, to the 30th percentile. The target and maximum percentiles remain unchanged at 60th and 80th. Following this adjustment, such relative total shareholder return percentile goals remain more challenging than common market and peer practices reviewed in this market assessment.
The following comparison companies, together with the S&P 500 Total Return Index, are used for measuring relative total shareholder return for the 2025 Key Executive Performance Share Program. These companies were reviewed and approved by the Compensation, Culture & People Committee annually in advance of the applicable fiscal year.

Key Executive Performance Share Program Peer Group
Aon plc
Capgemini SE
Cisco Systems, Inc.
Cognizant Technology Solutions Corporation
DXC Technology Company
General Dynamics Corporation
Infosys Limited
Intel Corporation
International Business Machines Corporation
Marsh & McLennan Companies, Inc. Microsoft Corporation Oracle Corporation QUALCOMM Incorporated Salesforce, Inc. SAP SE S&P 500 Total Return Index Visa Inc.
This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the fiscal 2025 compensation peer group identified under “—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a more appropriate comparative group for purposes of evaluating relative total shareholder return than the fiscal 2025 compensation peer group. Commencing with the 2026 Key Executive Performance Share Program awards to be granted in January 2026, the Compensation, Culture & People Committee, based on the recommendation from its independent compensation consultant, Pay Governance, has replaced the Key Executive Performance Share Program Peer Group described above with the constituents of the S&P 500.
Accenture shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation, Culture & People Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2024 and January 1, 2025. Each of our named executive officers, other than Mr. Walsh, whose fiscal 2025 Key Executive Performance Share Program awards were not subject to any service based vesting requirements, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates their employment after reaching age 50 and completing eight years of continuous service (or with respect to awards granted while a participant was a senior managing director, fifteen years of continuous service), the participant is entitled to pro rata vesting of their award at the end of the applicable three-year performance period based on the portion of the performance period during which they were employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal 2025 are set forth in footnote 4 to the “Outstanding Equity Awards at August 31, 2025” table below.

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Grant Value Modifier. To further align our named executive officers’ pay with the Company’s performance, the program includes a performance grant value modifier that is used to adjust the target value of each named executive officer’s Key Executive Performance Share award at the time of grant. The performance grant value modifier can range from 0.85X to 1.15X of the otherwise applicable guideline target value of such award and is set by the Compensation, Culture & People Committee based on the Company’s one-year and three-year absolute total shareholder return, as well as an overall assessment of the prior fiscal year performance. If the Company’s relative total shareholder return is below the 55th percentile over the prior two-year period in comparison to a group of third party identified compensation peers, the modifier is capped at 1.00X. The performance grant value modifier approved in October 2024 for January 1, 2025 grants to the named executive officers was set at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2024 performance. The performance grant value modifier approved in October 2025 for January 1, 2026 grants to the named executive officers was set at 1.00X. The modifier was capped at 1.00X in light of the Company’s two-year relative total shareholder return, and the Committee approved setting the modifier at 1.00X based on the Company’s overall fiscal 2025 performance.
Accenture Leadership Performance Equity Award Program
The Accenture Leadership Performance Equity Award Program is designed to recognize and reward members of Accenture Leadership based on individual and Company performance in the most recently completed fiscal year. Eligible members of Accenture Leadership receive equity grants in the form of time-vesting RSUs. These awards generally vest in three equal installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with a one month vesting period applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2025, as further shown in the “Stock Vested in Fiscal 2025” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2025” table below.
Voluntary Equity Investment Program
Under the Voluntary Equity Investment Program, Accenture Leadership, in jurisdictions where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for deductions taken in the previous month. Participants are awarded a 50% matching RSU grant at the end of the program year in the form of one RSU for every two shares that have been purchased during the program year and that have not been sold or transferred prior to the matching grant date. This matching grant will generally vest in full two years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, they generally will not receive a matching grant.
In the last completed program year, which ran from January 2024 to January 2025, Mses. Sweet, McClure and Park and Messrs. Sharma and Walsh participated in the Voluntary Equity Investment Program and, based on their respective purchases through the program and holdings at year-end, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2025 as indicated above and in the “Grants of Plan-Based Awards for Fiscal 2025” table below.
The terms of all three of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.
Other Compensation
Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. Like many of our peer companies and consistent with local market practices, these include premiums paid on life insurance policies, tax-return preparation services, occasional guest accompaniment at Company meetings, and personal security arrangements, as may be needed from time to time. In addition, Ms. Sweet is provided the use of a car and driver and the use of a Company-provided aircraft for personal travel, which Ms. Sweet uses for security purposes and to maximize the time she is able to spend on the Company’s business. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage. Mr. Sharma also receives a housing allowance and maintenance costs. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2025 is included in the “Summary Compensation Table” below.

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Executive Compensation
Additional Information
Equity Ownership Requirements
The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least six times their base compensation by the fifth anniversary of becoming a named executive officer. Named executive officers who do not meet their ownership requirement will not be permitted to sell or transfer any additional securities acquired under Accenture’s equity compensation programs. Each of the currently employed named executive officers maintains ownership of Accenture equity in excess of this requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs.
Derivatives and Hedging
All employees, including our named executive officers, and members of the Board (or their designees) are prohibited from purchasing shares on margin or purchasing financial instruments or otherwise engaging in transactions that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold directly or indirectly, whether or not such securities were acquired from Accenture’s equity compensation programs.
Pledging Company Securities
Our chair and chief executive officer, executive officers, members of our global management committee, other key employees and members of the Board are each prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.
Equity Award Grant Practices
The Compensation, Culture & People Committee approves the target value of annual equity awards for the Company’s executive officers and executive committee members, including each of the named executive officers, in recognition of their performance in the prior fiscal year, at its second meeting in October of each year, with a grant date of January 1st of the following year. Accenture Leaders may purchase shares under our Voluntary Equity Investment Program on the 5th day of each month using payroll deductions accumulated during the prior month. Matching grants of RSUs under the Voluntary Equity Investment Program are generally made on January 5th to align with the end of the Voluntary Equity Investment Program year. In certain circumstances, including the hiring, promotion or retention of an individual, the committee may approve grants to be effective at other times. Although the Company does not currently grant stock options, employees below the leadership level may enroll to purchase shares under the terms of our Amended and Restated 2010 Employee Share Purchase Program with purchase dates generally in May and November of each year using payroll deductions accumulated during the prior six-month period. The Company does not take material nonpublic information into account when determining the timing and terms of equity awards and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Employment Agreements and Post-Termination Compensation
Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which they are employed. In addition, all members of the global management committee, including each of the named executive officers, are eligible for a standardized cash severance benefit, which is described further under “Potential Payments Upon Termination—Termination Benefits.” The Company’s employment agreements and standardized cash severance benefit do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other

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payments triggered by a change in control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the Company’s performance, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward each individual’s performance and their contribution to Company performance, including the achievement of its business objectives. Similarly, the Company does not contribute to defined benefit pension plans for any of the named executive officers and does not offer significant deferred cash compensation or other similar post-employment benefits to such officers. Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents. For more information, see “Potential Payments Upon Termination” below.
No Change in Control Arrangements
As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control.
Clawback Policies
Accenture maintains two clawback policies applicable to the named executive officers, a Mandatory Clawback Policy and a Senior Leadership Clawback Policy.
Under the Mandatory Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the amount of any applicable incentive-based compensation received by an executive covered by the policy during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The Mandatory Clawback Policy complies with, and will be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended.
The Senior Leadership Clawback Policy applies to a broader group of individuals, including our chair and chief executive officer, current and former executive officers, members of the global management committee as well as other senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation, Culture & People Committee, the Company may seek to recoup any incentive-based compensation (including cash incentives and time- and performance-based equity) awarded to any executive subject to the policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws and (a) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (b) a lower award would have been made to the covered executive had it been based upon the restated financial results. In addition, under the Senior Leadership Clawback Policy, if the Compensation, Culture & People Committee determines, in its discretion, that an executive subject to the policy either (i) engaged in any misconduct that resulted in material financial, operational or reputational harm to the Company or (ii) had supervisory authority over any employee(s) or business area that engaged in such misconduct and knew of, or was willfully blind to, such misconduct, then the Company may, to the extent permitted by applicable law, and subject to the approval of the Committee, recoup all or any portion of the cash or equity-based incentive compensation granted to, paid to or otherwise earned by the executive with respect to the period during which such misconduct occurred.
In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. In the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees in violation of the terms of such agreements) or in the event the named executive officer is terminated for cause (which generally includes engaging in any activity that the officer knows or should know would harm the business or reputation of Accenture or continued material failure to meet performance standards), where legally permissible, the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

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Executive Compensation
Compensation Risk Assessment
In fiscal 2025, management performed an annual comprehensive review for the Compensation, Culture & People Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:
•Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;
•Compensation, Culture & People Committee Oversight. The Compensation, Culture & People Committee approves performance awards for our chair and chief executive officer and executive committee members after reviewing corporate and individual performance;
•Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of certain metrics (including operating income relative to plan and total shareholder return relative to a peer group), measured on a cumulative basis over a three-year period;
•Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;
•Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance;
•Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above); and
•Clawback Policies. All incentive-based compensation is subject to clawback policies that may require the return of excess incentive-based compensation in the event of a financial restatement or all or any portion of such compensation in the event an individual engages in misconduct (see “Additional Information—Clawback Policies” above).

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Compensation, Culture & People Committee Report
The Compensation, Culture & People Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the committee:
The Compensation, Culture & People Committee
Nancy McKinstry, Chair
Jennifer Nason
Paula A. Price
Arun Sarin
Compensation, Culture & People Committee Interlocks and Insider Participation
Our Compensation, Culture & People Committee is composed solely of independent directors. During fiscal 2025, the following directors served on our Compensation, Culture & People Committee: Nancy McKinstry, Beth E. Mooney, Jennifer Nason, Paula A. Price and Arun Sarin. During fiscal 2025, no member of our Compensation, Culture & People Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation, Culture & People Committee during fiscal 2025.

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Executive Compensation
Summary Compensation Table
The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2023, 2024 and 2025. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards.

Year	Salary ($)		Bonus ($)	Stock Awards ($)(7)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
Julie Sweet
Chair and chief executive officer
2025	$1,550,000		—	$22,876,232	—	$4,500,000	—	$715,671	$29,641,903
2024	$1,550,000		—	$21,048,615	—	$2,000,000	—	$316,531	$24,915,146
2023	$1,537,500		—	$26,075,827	—	$3,317,000	—	$620,579	$31,550,906
Angie Park(1)
Chief financial officer
2025	$838,155		—	$3,068,985	—	$909,398	—	$4,457	$4,820,995
Manish Sharma(2)
Chief strategy and services officer
2025	$1,100,000		—	$5,985,061	—	$1,925,000	—	$183,848	$9,193,909
2024	$1,238,787		—	$5,624,280	—	$675,000	—	$444,037	$7,982,104
2023	$984,536		—	$6,899,876	—	$1,412,612	—	$973,905	$10,270,929
John Walsh(3)
Chief executive officer—the Americas
2025	$1,140,191	(6)	—	$5,918,243	—	$1,925,000	—	$12,953	$8,996,387
2024	$1,182,497	(6)	—	$5,668,524	—	$635,000	—	$53,867	$7,539,888
Mauro Macchi(4)
Chief executive officer—EMEA
2025	$1,100,172		—	$4,742,577	—	$1,370,814	—	$147,844	$7,361,407
KC McClure(5)
Former chief financial officer
2025	$716,088	(6)	—	$1,561,184	—	—	—	$44,480	$2,321,752
2024	$1,100,000		—	$5,742,457	—	$675,000	—	$7,842	$7,525,299
2023	$1,100,000		—	$7,096,546	—	$1,309,000	—	$7,912	$9,513,458
(1)Ms. Park was appointed chief financial officer in December 2024. Prior to her appointment as chief financial officer, Ms. Park served as our business and commercial finance lead. Ms. Park was not a named executive officer in fiscal 2023 or fiscal 2024.
(2)Mr. Sharma was appointed chief strategy and services officer in September 2025. Prior to this appointment, Mr. Sharma served as our chief executive officer—the Americas.
(3)Mr. Walsh was appointed chief executive officer—the Americas in September 2025. Prior to this appointment, Mr. Walsh served as our chief operating officer. Mr. Walsh was not a named executive officer in fiscal 2023.
(4)Mr. Macchi was not a named executive officer in fiscal 2023 or fiscal 2024. Mr. Macchi is compensated in euros. We converted his fiscal 2025 compensation to U.S. dollars at an exchange rate of 0.91271, which was the average of the monthly translation rates for fiscal 2025.
(5)Ms. McClure served as chief financial officer through November 2024 and retired in March 2025.
(6)Amounts include the payout of accrued but unused paid time off in accordance with local law and Company policy.
(7)Represents the aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2025. Terms of the stock awards for fiscal 2025 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. With respect to amounts included for the 2025 Key Executive Performance Share Program awards, the grant date fair value determined in

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accordance with Topic 718 is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation for the relative total shareholder return component of the awards and assuming target performance with respect to the operating income component. For the 2024 and 2023 Key Executive Performance Share Program awards, the grant date fair value was determined in accordance with Topic 718 using historical total shareholder return performance and anticipated operating income performance. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Ms. Sweet	2025	$16,359,735	$31,349,417
	2024	$15,354,096	$28,499,553
	2023	$19,972,396	$29,999,844
Ms. Park	2025	$2,206,086	$4,227,427
Mr. Sharma	2025	$4,511,195	$8,644,636
	2024	$4,094,108	$7,599,319
	2023	$5,325,867	$7,999,800
Mr. Walsh	2025	$4,362,454	$8,359,609
	2024	$4,094,108	$7,599,319
Mr. Macchi	2025	$3,742,867	$7,172,233
Ms. McClure	2024	$4,094,108	$7,599,319
	2023	$5,325,867	$7,999,800
As described above under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table was granted in recognition of the prior fiscal year’s performance.
(8)Amounts reflect payments that were made under the Global Annual Bonus program with respect to the 2025, 2024 and 2023 fiscal years, respectively. Ms. McClure retired from the Company in March 2025 and did not participate in the Company’s fiscal 2025 Global Annual Bonus plan. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.
(9)In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Ms. Park and Mr. Walsh for fiscal 2025 are not included because the aggregate incremental cost of these items was less than $10,000. The incremental costs of perquisites and other personal benefits provided to Ms. Sweet for fiscal 2025 included tax preparation fees, use of a car and driver, personal security arrangements and $635,300 for personal use of a Company-provided aircraft, which, in light of the results of an independent security study, the Company encourages Ms. Sweet to use for security and business productivity reasons, up to a maximum aggregate annual Company cost of $650,000 per fiscal year. The aggregate incremental cost of such personal usage is calculated based on the variable operating costs to the Company of any personal flights. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage. The incremental cost of perquisites and other personal benefits provided to Mr. Sharma for fiscal 2025 included $160,308 for housing and maintenance costs, tax preparation fees and expenses incurred in connection with spousal travel to and attendance at Company meetings (for which Mr. Sharma is fully responsible for all associated personal income taxes). The incremental cost of perquisites and other personal benefits provided to Mr. Macchi for fiscal 2025 included supplemental medical insurance premiums and car lease payments provided in accordance with our local Italian policy. The incremental cost of perquisites and other personal benefits provided to Ms. McClure for fiscal 2025 included travel, meals and gifts in connection with Ms. McClure’s retirement celebration and a related $17,843 tax reimbursement.
Also included for fiscal 2025 are life insurance premium payments of $7,842 for Ms. Sweet, $4,362 for Ms. Park, $7,842 for Mr. Sharma, $11,844 for Mr. Walsh, $11,175 for Mr. Macchi, and $6,220 for Ms. McClure, and payments of $2,892 to Ms. Sweet, $95 to Ms. Park, $934 to Mr. Sharma, $609 to Mr. Walsh and $1,485 to Mr. Macchi tax equalization payments and other tax reimbursements. The amounts further include for Mr. Macchi $88,444 in respect of employer contributions to a broad-based severance pay program maintained under Italian law and $13,257 in employer contributions to a supplemental retirement program offered pursuant to an Italian national labor agreement and a cash payout to Ms. McClure under a broadly applicable employee recognition program.

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Executive Compensation
Grants of Plan-Based Awards for Fiscal 2025
The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2025 under any incentive plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Julie Sweet	1/1/2025	10/15/2024	—	—	—	22,218	(3)	44,435	(3)	88,870	(3)	—		$16,359,735
	1/1/2025	10/15/2024	—	—	—	—		—		—		17,008	(4)	$5,999,672
	1/5/2025	7/17/2024	—	—	—	—		—		—		1,533	(5)	$516,825
	—	10/15/2024	—	$3,875,000	$7,750,000	—		—		—		—		—
Angie Park	1/1/2025	10/15/2024	—	—	—	2,996	(3)	5,992	(3)	11,984	(3)	—		$2,206,086
	1/1/2025	10/15/2024	—	—	—	—		—		—		2,126	(4)	$749,959
	1/5/2025	7/17/2024	—	—	—	—		—		—		335	(5)	$112,940
	—	10/15/2024	—	$1,047,694	$1,676,310	—		—		—		—		—
Manish	1/1/2025	10/15/2024	—	—	—	6,127	(3)	12,253	(3)	24,506	(3)	—		$4,511,195
Sharma	1/1/2025	10/15/2024	—	—	—	—		—		—		3,685	(4)	$1,299,905
	1/5/2025	7/17/2024	—	—	—	—		—		—		470	(5)	$158,453
	2/5/2025	7/17/2024	—	—	—	—		—		—		46	(5)	$15,508
	—	10/15/2024	—	$1,925,000	$3,300,000	—		—		—		—		—
John Walsh	1/1/2025	10/15/2024	—	—	—	5,925	(3)	11,849	(3)	23,698	(3)	—		$4,362,454
	1/1/2025	10/15/2024	—	—	—	—		—		—		3,685	(4)	$1,299,905
	1/5/2025	7/17/2024	—	—	—	—		—		—		759	(5)	$255,884
	—	10/15/2024	—	$1,925,000	$3,300,000	—		—		—		—		—
Mauro	1/1/2025	10/15/2024	—	—	—	5,083	(3)	10,166	(3)	20,332	(3)	—		$3,742,867
Macchi	1/1/2025	10/15/2024	—	—	—	—		—		—		2,834	(4)	$999,710
	—	10/15/2024	—	1,375,215	2,200,344	—		—		—		—		—
KC McClure	1/1/2025	10/15/2024	—	—	—	—		—		—		3,685	(4)	$1,299,905
	1/5/2025	7/17/2024	—	—	—	—		—		—		775	(5)	$261,278
	—	10/15/2024	—	—	—	—		—		—		—		—
(1)Represents the cash award target opportunity range pursuant to the Global Annual Bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Determining Company Performance” above. For Ms. Sweet, the cash award target was 250% of her base compensation and for the other named executive officers, the cash award target was 175% of base compensation for Messrs. Sharma and Walsh and 125% of base compensation for Ms. Park and Mr. Macchi. The amounts for Mr. Macchi, who is compensated in euros, were converted into U.S. dollars at an exchange rate of 0.91271, which was the average of the monthly translation rates for fiscal 2025. Ms. McClure retired from the Company in March 2025 and did not participate in the Company’s fiscal 2025 Global Annual Bonus plan. For the actual amounts to be paid to each of the other named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range based on the Company’s overall funding of the fiscal 2025 bonus pool.
(2)Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2025 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.
(3)Reflects RSU grants made pursuant to the 2025 Key Executive Performance Share Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above, except that Mr. Walsh’s award granted on January 1, 2025 is not subject to a service vesting requirement.
(4)Represents RSU grants made pursuant to the 2025 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2024 performance, the terms of which are summarized under “Compensation Discussion and Analysis —Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.
(5)Represents matching RSU grants made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above, except that Mr. Walsh’s award granted on January 5, 2025 is not subject to a service vesting requirement. In accordance with the terms of the Voluntary Equity Investment Program, Mr. Sharma received an additional true-up matching grant in February 2025, as he was unable to contribute his full elected contribution during the program year in connection with his transfer from the Company’s India to US payroll.

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Outstanding Equity Awards at August 31, 2025
The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Julie Sweet	3,880	$1,008,684	131,981	$34,311,101
Angie Park	2,527	$656,944	13,025	$3,386,109
Manish Sharma	1,300	$337,961	36,016	$9,363,080
John Walsh	—	—	35,198	$9,150,424
Mauro Macchi	—	—	24,116	$6,269,437
KC McClure	—	—	5,886	$1,530,183
(1)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Ms. Sweet	2023 Voluntary Equity Investment Program	January 5, 2024	2,323	In full on January 5, 2026
	2024 Voluntary Equity Investment Program	January 5, 2025	1,557	In full on January 5, 2027
Ms. Park	2024 Accenture Leadership Performance Equity Award Program	January 1, 2024	284	In full on January 1, 2026
	2025 Accenture Leadership Performance Equity Award Program	January 1, 2025	1,441	In full on January 1, 2026
	2023 Voluntary Equity Investment Program	January 5, 2024	460	In full on January 5, 2026
	2024 Voluntary Equity Investment Program	January 5, 2025	342	In full on January 5, 2027
Mr. Sharma	2023 Voluntary Equity Investment Program	January 5, 2024	774	In full on January 5, 2026
	2024 Voluntary Equity Investment Program	January 5, 2025	478	In full on January 5, 2027
	2024 Voluntary Equity Investment Program	February 5, 2025	48	In full on January 5, 2027
(2)Pursuant to the provisional age-based vesting conditions, each of the named executive officers awards under the 2023 Key Executive Performance Share Program are treated as having vested as of August 31, 2025. See the “Stock Vested in Fiscal 2025” table below.
(3)Values determined based on August 29, 2025 closing market price of Accenture plc Class A ordinary shares of $259.97 per share.
(4)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year:	2025	2024
Award Date:	January 1, 2025	January 1, 2024
Based on Plan Achievement Level:	Maximum	Target
Ms. Sweet	90,156	41,825
Ms. Park	12,160	865
Mr. Sharma	24,862	11,154
Mr. Walsh	24,044	11,154
Mr. Macchi	20,628	3,488
Ms. McClure(a)	—	5,886
RSUs granted pursuant to the 2024 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2023 and ending August 31, 2026, as determined by the Compensation, Culture & People Committee following the end of fiscal 2026. RSUs granted pursuant to the fiscal 2025 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2024 and ending August 31, 2027, as determined by the Compensation, Culture & People Committee following the end of fiscal 2027. The terms of the 2025 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation.”

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Results for the 2024 and 2025 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between threshold and target for the 2024 Key Executive Performance Share Program and between target and maximum for the 2025 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target and maximum amounts, respectively, in accordance with SEC rules.
(a)Ms. McClure, who served as chief financial officer through November 30, 2024 and retired in March 2025, did not receive a 2025 Key Executive Performance Share Program award. Ms. McClure is entitled to pro rata vesting of her 2024 Key Executive Performance Share Program award pursuant to the vesting provisions of such award, as described further under “Potential Payments Upon Termination—KC McClure - Former Executive Officer.”
Stock Vested in Fiscal 2025
The table below sets forth the number of shares acquired in fiscal 2025 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Julie Sweet	67,236	$19,864,250
Angie Park	2,633	$864,061
Manish Sharma	18,271	$5,390,929
John Walsh	17,969	$5,326,494
Mauro Macchi	6,708	$2,020,807
KC McClure	17,949	$5,383,419
(1)Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Ms. Sweet	2023 Key Executive Performance Share Program(a)	46,262	8/29/2025
	2022 Voluntary Equity Investment Program	3,901	1/5/2025
	2025 Accenture Leadership Performance Equity Award Program	17,073	2/1/2025
Ms. Park	2023 Key Executive Performance Share Program(a)	911	8/29/2025
	2023 Accenture Leadership Performance Equity Award Program	295	1/1/2025
	2024 Accenture Leadership Performance Equity Award Program	281	1/1/2025
	2025 Accenture Leadership Performance Equity Award Program	710	2/1/2025
	2022 Voluntary Equity Investment Program	436	1/5/2025
Mr. Sharma	2023 Key Executive Performance Share Program(a)	12,343	8/29/2025
	2024 Accenture Leadership Performance Equity Award Program	1,256	1/1/2025
	2025 Accenture Leadership Performance Equity Award Program	3,700	2/1/2025
	2022 Voluntary Equity Investment Program	972	1/5/2025
Mr. Walsh	2023 Key Executive Performance Share Program(a)	11,880	8/29/2025
	2025 Accenture Leadership Performance Equity Award Program	3,700	2/1/2025
	2022 Voluntary Equity Investment Program	1,618	1/5/2025
	2024 Voluntary Equity Investment Program	771	1/5/2025
Mr. Macchi	2023 Key Executive Performance Share Program(a)	3,863	8/29/2025
	2025 Accenture Leadership Performance Equity Award Program	2,845	2/1/2025
Ms. McClure	2023 Key Executive Performance Share Program(a)(b)	10,630	8/29/2025
	2025 Accenture Leadership Performance Equity Award Program	3,700	2/1/2025
	2022 Voluntary Equity Investment Program	1,665	1/5/2025
	2023 Voluntary Equity Investment Program(b)	1,167	3/31/2025
	2024 Voluntary Equity Investment Program(b)	787	3/31/2025

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Executive Compensation
(a)Vesting of the 2023 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2022 and ending August 31, 2025, was determined by the Compensation, Culture & People Committee on October 20, 2025. Pursuant to the 2023 Key Executive Performance Share Program, 78% of the target award of RSUs vested on October 20, 2025, after the end of fiscal 2025, based on the Company’s achievement of specified performance criteria over the three-year performance period. Because as of August 31, 2025, each of the named executive officers had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date; however, none of the awards actually vested until the stated vesting date of October 20, 2025. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.
(b)Reflects pro rata vesting of the 2023 Key Executive Performance Share Program award pursuant to the vesting provisions of such award and full vesting of the matching RSU grants made pursuant to the 2023 Voluntary Equity Investment Program and 2024 Voluntary Equity Investment Program, in accordance with the terms of such awards, in connection with Ms. McClure’s retirement in March 2025, as described further under “Potential Payments Upon Termination—KC McClure - Former Executive Officer.”
(2)Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.
Nonqualified Deferred Compensation for Fiscal 2025
The following table sets forth information with respect to RSUs awarded to named executive officers that have vested, but for which the issuance of underlying Accenture plc Class A ordinary shares has been deferred.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
John Walsh(1)	—	$267,134	$10,754	—	$483,284
KC McClure(2)	—	$592,646	$6,190	—	$507,981
(1)Reflects awards of matching RSU grants made pursuant to the 2023 Voluntary Equity Investment Program and the 2024 Voluntary Equity Investment Program, which are not subject to a service vesting requirement. Accenture plc Class A ordinary shares underlying such RSUs will not be delivered until the second anniversary of the date of grant.
(2)Reflects awards of matching RSU grants made pursuant to the 2023 Voluntary Equity Investment Program and the 2024 Voluntary Equity Investment Program, which vested in full in connection with Ms. McClure’s retirement in March 2025, in accordance with the terms of such awards, as described further under “Potential Payments Upon Termination—KC McClure - Former Executive Officer.” Accenture plc Class A ordinary shares underlying such RSUs will not be delivered until the second anniversary of the date of grant.
(3)Represents the aggregate fair market value on the applicable date of vesting of the Accenture plc Class A ordinary shares underlying RSUs that vested during fiscal 2025, but for which the underlying shares were not immediately delivered to the named executive officer. Such value is included in the “Stock Vested in Fiscal 2025” table above.
(4)Represents earnings on undelivered Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares were not immediately delivered to the named executive officer, including adjustments to such awards to reflect Accenture’s payments of dividends on its Accenture plc Class A ordinary shares during fiscal 2025 pursuant to the terms of those awards and adjustments to the aggregate fair market value of the underlying shares and dividend shares. No such earnings are considered above-market or preferential and, accordingly, such amounts are not included in the “Summary Compensation Table” above.
(5)Represents the aggregate fair market value at August 31, 2025 of the Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares had not yet been delivered to the named executive officer as of that date. The value is determined based on the August 29, 2025 closing market price of Accenture plc Class A ordinary shares of $259.97 per share.
Potential Payments Upon Termination
Termination Benefits
As described above under “Compensation Discussion and Analysis—Additional Information—Employment Agreements and Post-Termination Compensation,” the Company has adopted a standardized cash severance benefit for members of our global management committee that applied to each of the named executive officers. Under this

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program, such individuals are entitled to eight months’ base salary in the event of a termination without cause and any ancillary local termination benefits up to a maximum value of $15,000. These payments and benefits are provided in lieu of any other notice, pay in lieu of notice or severance entitlements to which they may be entitled, including under local severance plans and individual employment agreements.
In addition, if the employment of Mr. Macchi had been terminated as of the end of fiscal 2025, he would have been entitled to specified payments in connection with the termination of his employment under retirement programs maintained in accordance with Italian law and his employment agreement, as described below.
U.S. Retiree Medical Benefits Program
Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents. As of the end of fiscal 2025, Mses. Sweet and Park and Messrs. Sharma and Walsh were eligible for benefits under our U.S. Retiree Medical Benefits Program.
Italian Retirement Programs
Mr. Macchi participates in a mandatory Italian end-of-employment entitlement program, under which Accenture contributes a specified portion of Mr. Macchi’s annual compensation, and a supplementary retirement program offered pursuant to an Italian national labor agreement to Accenture executives in Italy, pursuant to which Accenture and Mr. Macchi each make annual contributions. Contributions under both programs accrue earnings and are paid out in connection with a termination of employment. Such amounts are fully vested at all times. Company contributions to these plans made on Mr. Macchi’s behalf in fiscal 2025 are included in the “All Other Compensation” column of the Summary Compensation Table above.
The following table sets forth estimated payments and benefits for each named executive officer, then actively employed (assuming each individual terminated employment on August 31, 2025).

	Termination Benefits		U.S. Retiree Medical Benefits Program
	Voluntary Termination($)(1)	Involuntary Termination Without Cause($)(2)	Estimated Present Value of Future Benefits($)(3)
Julie Sweet	—	$1,048,333	$193,358
Angie Park	—	$615,000	$233,097
Manish Sharma	—	$748,333	$264,916
John Walsh	—	$748,333	$216,794
Mauro Macchi(4)	$1,100,172	$1,868,643	—
(1)Amounts shown in this column reflect an amount equal to 12 months of Mr. Macchi’s fiscal 2025 base compensation. Such payments are conditioned upon Mr. Macchi’s continued compliance with the non-competition and non-solicitation obligations set forth in his employment agreement for a period of 12 months following termination of employment.
(2)Amounts shown in this column reflect the following: (a) the sum of eight months’ base salary and the maximum amount of any ancillary local termination benefits ($15,000) that could be payable under the global management committee standardized severance benefit; and (b) for Mr. Macchi, an additional amount equal to 12 months of Mr. Macchi’s fiscal 2025 base compensation.
(3)The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 29, 2025 (the last business day of fiscal 2025) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 5.50% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries.
(4)Mr. Macchi is compensated in euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 0.91271, which was the average of the monthly translation rates for fiscal 2025.

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Executive Compensation
Long-Term Equity Compensation
Death or Disability
The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of such awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.
With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2025 (based on the closing price per share on August 29, 2025) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2025” table above. Although vesting cannot yet be determined for the 2024 and 2025 Key Executive Performance Share Program awards, as results to date indicate achievement between threshold and target for both the 2024 and 2025 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target amounts.
Other Terminations
The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.
The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In addition, qualifying members of our global management committee who retire with at least eight years of continuous service with the Company, at least three of which were as a senior managing director or a member of the global management committee, will immediately vest in any unvested matching RSUs granted under the Voluntary Equity Investment Program. In all such cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.
The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing eight years of continuous service (or, with respect to awards granted to Ms. Park in fiscal 2023 and fiscal 2024, completing 15 years of continuous service) or (2) involuntary termination without cause. In such cases, the participant is entitled to pro rata vesting of their award at the end of the three-year performance period based on the portion of the performance period during which they were employed. Qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date. In addition, such individuals with at least eight years of continuous service with the Company, at least three of which were as a senior managing director or a member of the global management committee, are eligible to vest in those RSUs that would have vested within 12 months following termination under the Accenture Leadership Performance Equity Award Program. Each of the named executive officers had met this service requirement as of August 31, 2025.
The following table sets forth the amounts each named executive officer, then actively employed, would have been entitled to receive under these provisions if their employment had been terminated as of August 31, 2025:

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Executive Compensation

Name	Vesting of Equity Awards following Voluntary Termination($)(1)(2)	Vesting of Equity Awards following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Awards Following Retirement($)(3)
Julie Sweet	$11,155,053	$11,961,480	$6,000,000
Angie Park	$676,962	$1,289,451	$500,000
Manish Sharma	$3,010,453	$3,280,041	$1,450,000
John Walsh	$6,025,065	$6,025,065	$1,400,000
Mauro Macchi	$1,498,207	$1,498,207	$1,000,000
(1)The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2024 and 2025 Key Executive Performance Share Program awards, as results to date indicate achievement between threshold and target for both the 2024 and 2025 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target amounts.
(2)Values determined based on the August 29, 2025 closing market price of Accenture plc’s Class A ordinary shares of $259.97 per share.
(3)Amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made in January 2026 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation, Culture & People Committee following the end of fiscal 2025.
KC McClure - Former Executive Officer
Ms. McClure served as our chief financial officer through November 30, 2024 and retired in March 2025. Ms. McClure continued to receive an annual base salary of $1,100,000 until her retirement date. Ms. McClure received a $1,300,000 Accenture Leadership Performance Equity Award Program grant on January 1, 2025, in accordance with the terms of such program. Ms. McClure did not participate in the Company’s fiscal 2025 Global Annual Bonus Plan, did not receive a fiscal 2025 Key Executive Performance Share Program award and was not granted any other equity awards on or after her retirement. Ms. McClure did not receive a severance upon her final separation of employment. A pro rata portion of Ms. McClure’s previously granted 2023 Key Executive Performance Share Program award (10,630 RSUs, valued at $2,572,061 upon settlement) vested in accordance with the vesting provisions of such award and a pro rata portion of her 2024 Key Executive Performance Share Program award (5,886 RSUs assuming target performance, valued at $1,836,667 based on the closing price per share of Class A common stock on March 31, 2025) will vest in accordance with the vesting provisions of such award to the extent that the Company’s performance objectives are met over the three-year performance period for such award. Ms. McClure’s previously granted matching RSU grants under the 2023 Voluntary Equity Investment Program (1,167 RSUs, valued at $364,151 based on the closing price per share of Class A common stock on March 31, 2025) and the 2024 Voluntary Equity Investment Program (787 RSUs, valued at $245,575 based on the closing price per share of Class A common stock on March 31, 2025) vested in full on her retirement date, in accordance with the terms of such awards, although settlement of such was not accelerated.
Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our chair and chief executive officer to the annual total compensation of our median employee. We used the same median employee in our pay ratio calculation for 2025 as we used in 2024, as permitted under the SEC rules, because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. For fiscal 2025, we substituted another employee from the median range of our August 31, 2024 employee list for our cost-of-living adjusted median employee who was used in fiscal 2024 as such employee had anomalous compensation characteristics that could distort the pay ratio.
Our Employees
As described above, we used the same median employee in our pay ratio calculation for fiscal 2025 as we used in 2024. Based on the 2024 methodology, as of August 31, 2024, we employed more than 774,000 people, with offices and operations in 52 countries. Because of the geographical distribution of our workforce, our compensation program reflects many factors to determine how we compensate our employees in different countries around the world.

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Our Fiscal 2025 Pay Ratio
Applying a cost-of-living adjustment, our identified median employee is located in India, with annual total compensation for fiscal 2025 of $64,379. Comparing this to the annual total compensation of our chair and chief executive officer of $29,641,903, our pay ratio was 460:1. Without the cost-of-living adjustment, the identified median employee is also located in India, with annual total compensation for fiscal 2025 of $22,733, resulting in a ratio of 1,304:1.
Pay Ratio Methodology
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology:
•Identifying the Global Employee Population. We used our global employee population as of August 31, 2024, and excluded the following employees, who represent less than 2% of our employees: (i) 14,569 from businesses mainly in the technology services space that we acquired during fiscal 2024, and (ii) 27 in Qatar and 32 in Taiwan. As a result of these exclusions, we considered a population of 759,378 employees.
•Identifying the Median Employee. We used annual base salary as of August 31, 2024 and applied the World Bank’s Purchasing Power Parity conversion factors to adjust the employees’ base salary and the median employee’s total annual compensation to the cost-of-living in the U.S., where our chair and chief executive officer resides. We then identified a median from this group. We applied this same process without the cost-of-living adjustment as well. Foreign currencies were converted into U.S. dollars using the average of the monthly translation rates for fiscal 2024.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Ms. Sweet(1)	Compensation Actually Paid to Ms. Sweet(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Company- Selected Measure (Operating Income)(7) (in thousands)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2025	$29,641,903	$16,552,177	$6,538,890	$4,184,446	$117	$251	$7,832,400	$10,840,988
2024	$24,915,146	$19,696,871	$7,541,398	$6,572,485	$151	$205	$7,419,197	$10,034,287
2023	$31,550,906	$28,942,633	$9,672,559	$9,633,011	$141	$148	$7,003,530	$9,873,035
2022	$33,701,108	$28,901,232	$11,074,958	$9,061,110	$123	$111	$6,988,960	$9,367,181
2021	$23,085,391	$37,443,329	$9,169,307	$17,503,467	$142	$129	$5,990,545	$7,621,529
(1)The dollar amounts reported are the amounts reported in the “Total” column of our Summary Compensation Table for Ms. Sweet.
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table total compensation to determine the compensation actually paid for fiscal 2025:

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Executive Compensation

Year	Reported Summary Compensation Table Total for Ms. Sweet	Minus: Reported Value of Equity Awards(a)	Plus: Equity Award Adjustments(b)	Compensation Actually Paid to Ms. Sweet
2025	$29,641,903	$22,876,232	$9,786,506	$16,552,177
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for fiscal 2025 include the addition (or subtraction, as applicable) of the following:

Year	Year End Fair Value of Equity Awards Granted During Year and Unvested at Year End	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2025	$11,403,053	($4,663,067)	$6,544,806	($3,498,286)	$9,786,506
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant, as further described in Note 7 to the Summary Compensation Table. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.
(3)The dollar amounts reported represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Company’s named executive officers (NEOs) as a group (excluding Ms. Sweet) for each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Angie Park, Manish Sharma, John Walsh, Mauro Macchi and KC McClure; (ii) for 2024, KC McClure, Manish Sharma, John Walsh and Jean-Marc Ollagnier; (iii) for 2023, KC McClure, Manish Sharma, Jean-Marc Ollagnier and James Etheredge; (iv) for 2022, KC McClure, James Etheredge, Jean-Marc Ollagnier and Gianfranco Casati; and (v) for 2021, KC McClure, Gianfranco Casati, Jean-Marc Ollagnier and David P. Rowland.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs listed in footnote 3, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs during the applicable year. In accordance with the SEC rules, the following adjustments were made to the average Summary Compensation Table total compensation for fiscal 2025 to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Other NEOs	Minus: Average Reported Value of Equity Awards(a)	Plus: Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Other NEOs
2025	$6,538,890	$4,255,210	$1,900,766	$4,184,446
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for fiscal 2025 include the addition (or subtraction, as applicable) of the following:

Year	Average Year End Fair Value of Equity Awards Granted During Year and Unvested at Year End	Average Year Over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years and Outstanding and Unvested as of Year End	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Equity Award Adjustments
2025	$2,112,940	($718,048)	$1,219,541	($713,667)	$1,900,766
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant, as further described in Note 7 to the Summary Compensation Table. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.

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Executive Compensation
(5)Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year and August 31, 2020, by (b) the Company’s share price as of August 31, 2020.
(6)The peer group used for this purpose is the S&P 500 Information Technology Sector Index.
(7)Operating income is the most heavily weighted performance measure under the Key Executive Performance Share Program, which is intended to be the most significant element of our named executive officers’ compensation over time, as described in greater detail in “Executive Compensation – Compensation Discussion and Analysis.” In accordance with the terms of such program, operating income for fiscal years 2023, 2024 and 2025 was adjusted for purposes of the Key Executive Performance Share Program and is calculated and shown here as GAAP operating income excluding the impact of business optimization initiatives. The Compensation, Culture & People Committee did not make any adjustments to GAAP operating income under the Key Executive Performance Share Program for fiscal years 2021 and 2022 and GAAP operating income is shown in this column for such years. See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to create 360° value for all. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Operating income
•Relative total shareholder return
•Earnings per share
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid (CAP) Versus TSR

CEO CAP	Average Other NEO CAP
Company Cumulative TSR	Peer Index Cumulative TSR

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Executive Compensation
Compensation Actually Paid (CAP) Versus Net Income

CEO CAP	Average Other NEO CAP

Net Income
Compensation Actually Paid (CAP) Versus Operating Income(1)

CEO CAP	Average Other NEO CAP

Operating Income

(1)See footnote 7 above.

86	Accenture 2025 Proxy Statement

Proposal 3	Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan The Board recommends that you vote “FOR” the approval of the Amended and Restated Accenture plc 2010 Share Incentive Plan.

Our Board, based on the recommendation of the Compensation, Culture & People Committee, has approved an amendment and restatement of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “SIP” and as so amended and restated, the “Amended SIP”), subject to approval by our shareholders at the Annual Meeting. In approving the Amended SIP and particularly the additional shares to be authorized under the Amended SIP, the Compensation, Culture & People Committee considered the information described below. If approved, this amendment and restatement will, among other things:
•Authorize an additional 7 million shares for issuance under the Amended SIP.
•Extend the term of the Amended SIP until December 12, 2035.

As of December 1, 2025, 21,831,880 shares remained available under the SIP for future grants, 14,247,031 shares were subject to outstanding RSUs (assuming maximum settlement of outstanding Key Executive Performance Share program awards), and we expect to make awards covering approximately 8 million shares between the date of this proxy statement and the Annual Meeting.
Why We Recommend You Approve the Amended SIP
•We must recruit, retain and motivate high-performers. The ability to issue equity is fundamental to our compensation strategy. Being a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to recruit, retain and motivate the most talented professionals to serve our clients.
•We proactively manage affordability to prevent dilution. Our ratio of share repurchases to share issuances has resulted in a net impact of a reduction to our weighted average diluted shares each year, and we expect the impact of our repurchases to continue to exceed our issuances in the near term. Our overhang has averaged 6.2% over the past three years. We calculate overhang as the number of shares available for issuance under our equity compensation plans (including pursuant to outstanding awards), divided by that number plus the total number of outstanding shares.
•We use equity compensation to align employee and shareholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders. Our employees, particularly members of Accenture Leadership, whose equity is tied to Company and individual performance, are motivated under our current equity compensation plans to drive the business to maximize returns over the long term. We believe this, in part, has resulted in the long-term value we have created for our shareholders.
•We have a disciplined annual share granting practice. Our burn rate has averaged 1.3% over the past three years and 1.2% over the past five years. During the last five years, our burn rate has ranged between 1.0% and 1.4%. Of our total employee population of approximately 779,000, approximately 53,700 (composed of Accenture Leadership and other senior employees) are eligible for equity awards, and only those employees rated as high-performers (a fraction of this group) receive equity awards in any given year.

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Three-Year Burn Rate
The three-year burn rate is calculated as the total number of shares granted under the SIP as a percentage of the annual weighted average diluted shares.
Anticipated Future Equity Awards under the Amended SIP
Consistent with past practice, we expect to make awards of approximately 8 million shares between the date of this proxy statement and the Annual Meeting, the majority of which will be our annual performance RSU awards made in January 2026 (including awards that will vest, if at all, based on the Company’s performance over a three-year period). These awards include the awards to our named executive officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. Also included in the estimated number of awards to be made during that period are the annual matching grant awards to the participants in the Voluntary Equity Investment Program, described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above, and potential grants to recognize eligible newly hired or promoted employees.
The Company is not currently contemplating any specific grants under the Amended SIP other than the annual grants of RSUs to directors for fiscal 2026 (which are currently anticipated to be similar to the annual grants for fiscal 2025 described under “Director Compensation—Elements of Director Compensation” above).
Plan Summary
The principal features of the Amended SIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended SIP. A copy of the Amended SIP is attached as Annex A to this proxy statement, marked to show the proposed amendments, and is incorporated herein by reference. Definitions in this Proposal 3 are applicable only within this section.
Administration
The Amended SIP will be administered by the Compensation, Culture & People Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the NYSE-listed company rules, including those applicable to directors serving on a compensation committee. Additionally, the Committee may delegate the authority to grant awards under the Amended SIP to any employee or group of employees of Accenture plc, provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee is authorized to interpret the Amended SIP and to establish, amend and rescind any rules and regulations relating to it and to make any other determinations that it deems necessary or desirable for the administration of the Amended SIP. Consistent with the provisions of the plan, the Committee has the authority to establish the terms and conditions of any award under the Amended SIP and to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may determine the number of shares subject to any award.
Eligibility
The Committee may grant awards under the Amended SIP only to employees, directors or other service providers of the Company or its affiliates who are selected by the Committee to participate in the Amended SIP (“Participants”). Awards may also, in the discretion of the Committee, be made under the Amended SIP in assumption of, or in substitution for, outstanding awards previously granted by Accenture plc, its affiliates or an entity that becomes an affiliate. The number of shares underlying any substitute awards will be counted against the aggregate number of shares available for awards under the Amended SIP.

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
As of December 1, 2025, approximately 53,700 employees, including our executive officers, would be eligible to participate in the programs approved under the Amended SIP. In addition, a small number of other service providers that we may engage from time-to-time, along with the 10 non-employee members of the Board, are eligible to participate in the Amended SIP. The closing price of Accenture plc Class A ordinary shares as reported on the New York Stock Exchange was $257.43 on December 1, 2025.
Share Reserve Under the Amended SIP
The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP (inclusive of awards previously granted and settled under the SIP) is 148 million, which is inclusive of the additional 7 million shares requested to be approved under this proposal.
Prohibition on Share Recycling Under the Amended SIP
The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP may consist, in whole or in part, of unissued shares or previously-issued shares. The issuance or transfer of shares to a participant upon the exercise or payment of any award will reduce the total number of shares available under the Amended SIP by the full number of shares that had been covered by the award, even if fewer shares are delivered due to a “net settlement” of awards or withholding to cover taxes. Shares subject to awards that are settled in cash, terminate, lapse or are cancelled without payment of consideration may again be used to satisfy awards under the Amended SIP.
Limits on Director Compensation
The maximum number of shares subject to awards that may be granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, may not exceed $750,000 in total value.
Term
Awards may be granted under the Amended SIP until December 12, 2035, but awards granted before that date may extend beyond that date.
Dividends and Dividend Equivalents
As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to awards (other than options and share appreciation rights) granted under the Amended SIP, but no dividends or dividend equivalents may be paid or settled unless and until, and then only to the extent that, the applicable underlying award vests.
Terms and Conditions of Options
Options granted under the Amended SIP will be, as determined by the Committee, non-qualified stock options or incentive stock options (“ISOs”), as described in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (or other types of options in jurisdictions outside the United States), as evidenced by the related award agreements. Options granted will be subject to the following terms and conditions and to such other terms and conditions as the Committee determines.
Exercise Price; Exercisability; Minimum Vesting Period. Options granted under the Amended SIP will have a purchase price per share (“exercise price”) that is not less than the fair market value of a share on the date of grant and will be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no case will an option vest and become exercisable until the lapse of at least one year from the date of grant. The expiration date for options granted under the Amended SIP will be determined by the Committee upon option grant and set forth in the grant agreements governing the options, but in any case, shall not exceed 10 years from the date of grant. Under the Amended SIP, “fair market value” is generally defined as the average of the high and low trading prices on the New York Stock Exchange on the applicable date.
Exercise of Options. Except as otherwise provided in the Amended SIP or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Accenture plc and, if applicable, the date payment is received by Accenture plc. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full no later than the time when the shares are delivered following the exercise of the option.

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
ISOs. The Committee may grant options under the Amended SIP that are intended to be ISOs only to employees of the Company and its qualified subsidiaries, not to non-employee directors or service providers. No ISO will have a per-share exercise price of less than the fair market value of a share on the date granted or have a term in excess of 10 years. However, no ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of Accenture plc, unless:
•the exercise price for the ISO is at least 110% of the fair market value of a share on the date the ISO is granted; and
•the date on which the ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.
All options granted under the Amended SIP are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason the option (or portion thereof) does not qualify as an ISO, then, to the extent of the nonqualification, the option (or portion thereof) will be regarded as a nonqualified stock option granted under the Amended SIP, provided that the option (or portion thereof) otherwise complies with the Amended SIP’s requirements relating to nonqualified stock options.
Repricing; Reload Options. Once issued and outstanding under the Amended SIP, the exercise price of any option may not be reduced at any time during the term of such option without shareholder approval. In addition, options will not be granted under the Amended SIP in consideration for and will not be conditioned upon the delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under any other option.
Terms and Conditions of Share Appreciation Rights
Grants. The Committee, in its sole discretion, also may grant a share appreciation right independent of an option or a share appreciation right in connection with an option, or a portion thereof. A share appreciation right granted in connection with an option:
•may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option;
•will cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine); and
•will be subject to the same terms and conditions as the option, except for any conditions on its exercisability or transferability as the Committee deems fit to impose, or any additional limitations as may be included in an award agreement.
Terms. The exercise price per share of a share appreciation right will be an amount determined by the Committee that is not less than the fair market value of a share on the date of grant. The expiration date for share appreciation rights granted under the Amended SIP will be determined by the Committee upon granting of a share appreciation right and set forth in a grant agreement governing the share appreciation rights, but in any case, shall not exceed 10 years from the date of grant. No share appreciation right shall vest before the first anniversary of the grant date. Each share appreciation right granted independent of an option will entitle a participant upon exercise to a payment from Accenture plc of an amount equal to:
•the excess of the fair market value on the exercise date of one share over the exercise price per share, times
•the number of shares covered by the share appreciation right.
Each share appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Accenture plc the unexercised option, or any portion thereof, and to receive from Accenture plc in exchange an amount equal to:
•the excess of the fair market value on the exercise date of one share over the exercise price per share, times
•the number of shares covered by the option, or portion thereof, which is surrendered.
The date a notice of exercise is received by Accenture plc will be the exercise date. Payment will be made in shares or in cash, or partly in shares and partly in cash, all as determined by the Committee. If the payment is made, in whole or in part, in newly issued shares, the participant will agree to pay to Accenture plc the aggregate par value of such shares. Share appreciation rights may be exercised from time to time upon actual receipt by Accenture plc of written notice of exercise stating the number of shares with respect to which the share appreciation right is being exercised.
Repricing. Once issued and outstanding under the Amended SIP, the exercise price of any share appreciation right may not be reduced at any time during the term of such share appreciation right without shareholder approval.

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Other Share-Based Awards
The Committee, in its sole discretion, may grant awards of shares, awards of restricted shares, awards of RSUs representing the right to receive shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares (“other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the Amended SIP. Subject to the provisions of the Amended SIP, the Committee will determine:
•to whom and when other share-based awards will be made;
•the number of shares to be awarded under (or otherwise related to) these other share-based awards;
•whether these other share-based awards will be settled in cash, shares or a combination of cash and shares; and
•all other terms and conditions of the other share-based awards (including, without limitation, their vesting provisions, any required payments to be received from participants and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).
Adjustments upon Certain Events
Generally. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:
•the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the Amended SIP or pursuant to outstanding awards;
•the grant price or exercise price of any option or share appreciation right;
•any applicable performance measures or performance vesting terms with respect to outstanding awards; and/or
•any other affected terms of any award.
Change in Control. In the event of a change in control (as defined below), the Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and:
•the payment of a cash amount in exchange for the cancellation of an award which, in the case of options and share appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or share appreciation rights over the aggregate exercise price of such options or share appreciation rights; and/or
•the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.
The occurrence of any of the following events will constitute a “change in control”:
•any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 50% or more of the combined voting power of Accenture plc’s then-outstanding securities;
•during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
•the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
•the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.
Restrictions on Transfer
Unless otherwise determined by the Committee, an award will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.
Amendments or Termination
The Board may amend, alter or discontinue the Amended SIP, but no amendment, alteration or discontinuation will be made which:
•without the approval of the shareholders of Accenture plc, would (except for the adjustments upon certain events described above) increase the total number of shares reserved for the purposes of the Amended SIP or otherwise require shareholder approval under the rules of any securities exchange or association on which the Company’s securities are listed; or
•without the consent of a participant, would materially adversely affect any of the rights of the participant under any award granted to the participant under the Amended SIP.
The Committee may amend the Amended SIP, however, in such manner as it deems necessary to permit awards to meet the requirements of the Code or other applicable laws.
Recoupment
Awards granted under the Amended SIP will be subject to recoupment in accordance with any clawback policies that the Company maintains or adopts, including the Company’s Mandatory Clawback Policy and the Company’s Senior Leadership Clawback Policy. In addition, the Committee may impose other clawback, recovery or recoupment provisions in an award agreement, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property in the event of misconduct.
Existing Plan Benefits
The following table contains information regarding the number of shares subject to all options and other equity awards granted under the SIP since its adoption in 2010 through August 31, 2025. Please refer to the description of grants made to named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal 2025” table. Grants made to non-employee directors in the last fiscal year are described in “Director Compensation.”

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan

Name & Principal Position	# of Shares Covered by Options	# of Shares Covered by Restricted Share Units(1)(2)
Julie Sweet	—	976,617
Chair and Chief Executive Officer
Angie Park	—	39,749
Chief Financial Officer
Manish Sharma	—	194,799
Chief Strategy and Services Officer
John Walsh	—	238,818
Chief Executive Officer—the Americas
Mauro Macchi	—	116,005
Chief Executive Officer—EMEA
KC McClure		177,688
Former Chief Financial Officer
All Current Executive Officers as a Group	—	2,081,859
All Current Non-Employee Members of the Board as Group	—	92,262
All Current Employees as a Group (Excluding Executive Officers and Board Members)	3,751	58,562,752
(1)With respect to amounts included for the Key Executive Performance Share Program, RSUs granted pursuant to such program will vest, if at all, based on the Company’s achievement of the specified performance criteria. All Key Executive Performance Share Program awards are shown for purposes of this table assuming maximum payouts. Actual amounts earned under such awards were in many cases, and may continue to be, earned below the maximum payout level.
(2)Reflects all RSUs previously granted under the SIP to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards.
The following summary briefly describes current U.S. federal income tax consequences of grants that may be made under the Amended SIP. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended SIP are encouraged to consult with their own professional tax advisors concerning tax aspects of rights under the Amended SIP and should be aware that tax laws may change at any time.
Stock Options. An employee to whom an ISO that qualifies under section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to Accenture plc upon the grant or exercise of such ISO.
When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Accenture plc will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.
An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. When the employee sells such shares, the employee will recognize capital gain or loss depending on the period of time the shares were held. Subject to applicable provisions of the Code and regulations thereunder, Accenture plc or one of its affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

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Proposal 3 - Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Restricted Shares. Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and Accenture plc), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted shares, multiplied by (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.
A participant may make an election under section 83(b) of the Code within 30 days after the date of transfer of an award of restricted shares to recognize ordinary income on the date of award based on the fair market value of ordinary shares of Accenture plc on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date.
With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss depending on the period of time the shares were held.
Restricted Share Units. A participant to whom a RSU is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of ordinary shares of Accenture plc in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the ordinary shares of Accenture plc are delivered, multiplied by (2) the number of ordinary shares of Accenture plc delivered.
Other Share-based Awards. With respect to other share-based awards paid in cash or ordinary shares, participants will generally recognize ordinary income equal to the fair market value of the ordinary shares or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.
Code Section 409A. Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended SIP may constitute “deferred compensation” within the meaning of and subject to section 409A. While the Committee intends to administer and operate the Amended SIP and establish terms with respect to awards subject to section 409A in a manner that will avoid the imposition of additional taxation under section 409A upon a participant, the Company cannot assure participants that additional taxation under section 409A will be avoided in all cases.
The text of the resolution in respect of Proposal 3 is as follows:
“Approval be and is hereby given to the adoption by the Company of the Amended and Restated Accenture plc 2010 Share Incentive Plan in accordance with the marked provisions of a document entitled “Amended and Restated Accenture plc 2010 Share Incentive Plan (as proposed to be amended and restated)” (the “Amended SIP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the Amended SIP as may be necessary to ensure the adoption and operation of the Amended SIP.”

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Proposal 4
Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration
The Board recommends that you vote “FOR” the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMG’s remuneration.

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2026. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including Public Company Accounting Oversight Board reports; and the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help maintain the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner.
We expect that one or more representatives of KPMG will attend the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if they desire, and is expected to be available to respond to appropriate questions.
As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 4 is as follows:
“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2027 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

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Proposal 4: Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration
Independent Auditor’s Fees
The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2025 and August 31, 2024.

(in thousands of U.S. dollars)	2025	2024
Audit Fees(1)	$26,595	$25,874
Audit-Related Fees(2)	$1,426	$1,699
Tax Fees(3)	$1,567	$2,034
All Other Fees(4)	$4	$4
Total Fees	$29,592	$29,611
(1)Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.
(2)Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s financial statements and not included in Audit Fees. Audit-Related Fees include fees for merger and acquisition due diligence services and sustainability assurance services.
(3)Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.
(4)All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. The Audit Committee concluded that the provision of these services and related fees does not affect the independence of KPMG.
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditor. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

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Audit
Audit Committee Report
The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.
The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and internal controls over financial reporting, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). As part of the Audit Committee’s oversight function, the committee:
•Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;
•Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.
In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended to the Board of Directors the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2025 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2026 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2027 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the committee:
The Audit Committee
Tracey T. Travis, Chair
Jaime Ardila
Martin Brudermüller
Paula A. Price
Venkata (Murthy) Renduchintala

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Irish Law Proposals

Proposal 5	Board Authority to Issue Shares The Board recommends that you vote “FOR” granting the Board authority to issue shares under Proposal 5.

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2025 annual general meeting, will expire on August 6, 2026. We are presenting this Proposal 5 to renew the Board’s authority to issue our authorized shares on the terms set forth below.
We understand that it is customary practice for Irish companies with U.S. listings to seek shareholder authority to issue up to 20% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice, we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of December 1, 2025 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 5 is as follows:
“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $14,310.55 (132,139,056 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 1, 2025 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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Irish Law Proposals

Proposal 6	Board Authority to Opt-Out of Pre-Emption Rights The Board recommends that you vote “FOR” granting the Board authority to opt-out of pre-emption rights under Proposal 6.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on August 6, 2026, we are presenting this Proposal 6 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.
We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 20% of a company’s issued ordinary share capital. In order to preserve the Board’s capacity to implement acquisitions and capital raising activities, we are seeking the full customary 20% authority. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund or to refinance the funding of acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 5.
The text of the resolution in respect of Proposal 6 is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:
(a)the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $14,310.55 (132,139,056 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 1, 2025 (the latest practicable date before this proxy statement)).
and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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Irish Law Proposals

Proposal 7
Determine Price Range for Re-Allotment of Treasury Shares
The Board recommends that you vote “FOR” the determination of the price range at which Accenture plc can re-allot shares that it acquires as treasury shares.

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, the 2010 Share Incentive Plan and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.
Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.
The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.
As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of Proposal 7 is as follows:
“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:
(a)The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(b)The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(c)The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

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Beneficial Ownership
Beneficial Ownership of Directors and Executive Officers
To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 1, 2025. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after December 1, 2025 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.
The following beneficial ownership table sets forth, as of December 1, 2025, information regarding the beneficial ownership of Accenture plc Class A ordinary shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our current directors and executive officers as a group. No person listed below owns any Accenture plc Class X ordinary shares.

	Accenture plc Class A Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned
Jaime Ardila	11,505	*
Martin Brudermüller	344	*
Alan Jope	1,011	*
Nancy McKinstry	6,438	*
Jennifer Nason	—	*
Paula A. Price	6,374	*
Venkata (Murthy) Renduchintala	3,084	*
Arun Sarin	7,854	*
Tracey T. Travis	7,534	*
Masahiko Uotani	—	*
Julie Sweet(2)	6,906	*
Mauro Macchi	4,415	*
KC McClure(3)	1,200	*
Angie Park(4)	8,348	*
Manish Sharma(5)	1,460	*
John Walsh(6)	21,645	*
All Directors and Executive Officers as a Group (21 Persons)(7)	144,910	*%
*  Less than 1% of Accenture plc’s Class A ordinary shares outstanding.
(1)Address for all persons listed is c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
(2)Includes 2,339 RSUs that could be delivered as shares within 60 days from December 1, 2025.
(3)Includes 1,175 RSUs that could be delivered as shares within 60 days from December 1, 2025.
(4)Includes 2,201 RSUs that could be delivered as shares within 60 days from December 1, 2025.
(5)Includes 780 RSUs that could be delivered as shares within 60 days from December 1, 2025.
(6)Includes 1,096 RSUs that could be delivered as shares within 60 days from December 1, 2025.
(7)Includes 18,010 RSUs that could be delivered as shares within 60 days from December 1, 2025.

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Beneficial Ownership
Beneficial Ownership of More Than 5%
Based on information available as of December 1, 2025, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	63,802,647	10.4%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001(2)	47,931,575	7.8%
(1)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on April 7, 2025 by The Vanguard Group and certain related entities reporting sole power to dispose or direct the disposition of 60,912,756 Class A ordinary shares, shared power to vote or direct the vote over 746,299 Class A ordinary shares and shared power to dispose or direct the disposition of 2,889,891 Class A ordinary shares.
(2)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 1, 2024 by BlackRock, Inc. and certain related entities reporting sole power to vote or direct the vote over 42,951,588 Class A ordinary shares and sole power to dispose or direct the disposition of 47,931,575 Class A ordinary shares.
As of December 1, 2025, Accenture beneficially owned an aggregate of 44,997,383 Accenture plc Class A ordinary shares, or 6.8% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

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Questions and Answers About the Annual Meeting
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2025 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 1, 2025. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.
What is the date, time and location of the Annual Meeting?
We will hold the Annual Meeting at 12:00 pm local time on Wednesday, January 28, 2026, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Who is entitled to vote?
The Board has set December 1, 2025 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.
As of the close of business on the record date, there were 660,352,923 Class A ordinary shares outstanding (which includes 44,997,383 shares held by Accenture) and 302,358 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy by the voting deadlines set forth below. At the close of business on the record date, Accenture plc did not have any non-voting shares in issue.
How do I vote?
Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote in any of the following ways:
•By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.
•Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

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Questions and Answers About the Annual Meeting
•By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual Meeting by submitting the proxy card (or proxy form set out in section 184 of the Companies Act 2014) and delivering such proxy to the General Counsel and Corporate Secretary at Accenture plc, 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What are the deadlines to submit my vote?”
If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.
•By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.
•In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.
If I am a beneficial owner of shares held in street name, how do I vote?
If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.
If I am a current or former Accenture employee with employee plan shares held by UBS Financial Services, Inc., how do I vote?
If you are a current or former Accenture employee with shares received through our employee plans and held by UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner, and by the same deadlines, as described herein for registered shareholders.
It is important that you vote your shares held by UBS. If you do not submit your vote, your shares held by UBS will not be voted on any proposals.
Participants with shares received through employee plans, including shares held through UBS, may attend and vote their shares at the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below.

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Questions and Answers About the Annual Meeting
What are the deadlines to submit my vote?
The deadlines to submit your votes for the Annual Meeting are set forth below.

Internet Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on January 27, 2026	Mail Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on January 27, 2026

Telephone Call 1 (800) 690-6903 Votes cast by phone must be received by 11:59 pm EST on January 27, 2026	QR Code Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on January 27, 2026
Can I revoke my proxy or change my vote after I have voted?
Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:
•voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on January 27, 2026;
•mailing a proxy card (or form of proxy set out in section 184 of the Companies Act 2014) that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on January 27, 2026;
•attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or
•sending a written notice of revocation to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, which must be received before the commencement of the Annual Meeting.
If you are a current or former employee and your employee plan shares are held by UBS, you may revoke your proxy and change your vote in the same manner as described above for registered shareholders.
If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.
What do I need to be admitted to the Annual Meeting?
For shareholders who plan to attend the Annual Meeting, at the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:
•asking to review evidence of your share ownership as of December 1, 2025, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or
•verifying your name and share ownership against our list of registered shareholders.
If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.
What constitutes a quorum?
In order to establish a quorum at the Annual Meeting there must be at least three shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

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Questions and Answers About the Annual Meeting
How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. An “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate the votes cast at the Annual Meeting and American Election Services, LLC will act as our Inspector of Election.
What is a “broker non-vote”?
If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. Your broker will, however, be able to vote on proposals for which the broker has discretionary authority to vote. If the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Additionally, your broker will be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum.
What is the voting standard for each of the proposals discussed in the proxy statement?
The chart below summarizes the voting standards and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Board Recommendation	Voting Standard	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions

1	Appointment of Directors	FOR each nominee	Majority of Votes Cast	No	No effect	No effect

2	Advisory Vote on Executive Compensation	FOR	Majority of Votes Cast	No	No effect	No effect

3
	Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan	FOR	Majority of Votes Cast	No	No effect	No effect

4	Ratify the Appointment and Approve Remuneration of Auditor	FOR	Majority of Votes Cast	Yes	N/A	No effect

5	Grant Board Authority to Issue Shares	FOR	Majority of Votes Cast	Yes	N/A	No effect

6	Grant Board Authority to Opt-Out of Pre-emption Rights	FOR	75% of Votes Cast	Yes	N/A	No effect

7	Determine Price Range for the Re-Allotment of Treasury Shares	FOR	75% of Votes Cast	Yes	N/A	No effect

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating, Governance & Sustainability Committee, in accordance with Accenture plc’s Articles of Association, subject to re-election by Accenture plc’s shareholders at the next annual general meeting of shareholders.

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Questions and Answers About the Annual Meeting
Who will pay for the cost of this proxy solicitation?
Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Sodali & Co., whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Sodali & Co. will receive a fee of $27,500, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

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Additional Information
Availability of Materials
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual General Meeting of Shareholders to be held on January 28, 2026: The proxy statement, our Annual Report for the fiscal year ended August 31, 2025 and our Irish financial statements are available free of charge at www.proxyvote.com.
Householding of Shareholder Documents
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” reduces the volume of duplicate information received at households and helps to reduce costs and environmental impact. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from their broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes their consent. If your Notice of Internet Availability or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or email address: Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or email, investor.relations@accenture.com.
Submission of Future Shareholder Proposals
Our annual general meeting of shareholders for 2027 is expected to be held in January 2027. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 14, 2025. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.
Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our General Counsel and Corporate Secretary on or after July 15, 2026 but no later than August 14, 2026. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on October 28, 2026 subject to applicable rules, the persons named as proxies in the proxy card or their substitutes will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how the named proxies intend to exercise their discretion to vote on the matter. In addition to satisfying the deadlines in the traditional advance notice provisions of our Articles of Association, to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required by Rule 14a-19 under the Exchange Act to our General Counsel and Corporate Secretary no later than November 29, 2026.

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Additional Information
Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
About Accenture
Accenture is a leading solutions and services company that helps the world’s leading enterprises reinvent by building their digital core and unleashing the power of AI to create value at speed across the enterprise, bringing together the talent of our approximately 779,000 people, our proprietary assets and platforms, and deep ecosystem relationships. Our strategy is to be the reinvention partner of choice for our clients and to be the most client-focused, AI-enabled, great place to work in the world. Through our Reinvention Services we bring together our capabilities across strategy, consulting, technology, operations, Song and Industry X with our deep industry expertise to create and deliver solutions and services for our clients. Our purpose is to deliver on the promise of technology and human ingenuity, and we measure our success by the 360° value we create for all our stakeholders.
Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA.
Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available, free of charge, on the Investor Relations section of our website (https://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print, free of charge, by contacting our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. We do not intend for information contained on our website to be part of this proxy statement.
In addition, the SEC maintains an Internet site (https://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

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Additional Information
Reconciliation of GAAP Measures to Non-GAAP Measures
In this proxy statement, Accenture discloses the following non-GAAP financial measures:
•Revenues. Percentage changes in revenues on a local currency basis. Financial results in local currency are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its revenues.
•Earnings Per Share. Earnings per share for fiscal 2025, 2024 and 2023 exclude the impact of business optimization costs. Earnings per share for fiscal 2023 exclude gains related to our investment in Duck Creek Technologies. Additionally, fiscal 2025, 2024 and 2023 operating margin exclude the impact of business optimization costs. Accenture’s management believes that information regarding the effects of the investment gains and business optimization costs facilitates understanding as to both the impact of these items and Accenture’s financial performance.
•Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding Accenture’s liquidity.
While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Reconciliation of GAAP Measures to Non-GAAP Measures

	Year Ended August 31, 2025
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Adjusted (Non-GAAP)
Operating Income	$10,225,664	$615,324	$10,840,988
Operating Margin	14.7%	0.9%	15.6%
Income before income taxes	10,270,393	615,324	10,885,717
Income tax expense	2,437,993	125,913	2,563,906
Net Income	$7,832,400	$489,411	$8,321,811
Effective tax rate	23.7%	20.5%	23.6%
Diluted earnings per share(2)	$12.15	$0.78	$12.93
(1)Costs recorded in connection with business optimization actions initiated in fiscal 2025, including $344 million for employee severance and $271 million for asset impairments primarily related to the divestiture of two acquisitions in the Americas.
(2)The impact of business optimization costs on diluted earnings per share is presented net of related taxes. The income tax effect was negative $0.20 for the fiscal year ended August 31, 2025. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.

	Year Ended August 31, 2024
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Adjusted (Non-GAAP)
Operating Income	$9,595,847	$438,440	$10,034,287
Operating Margin	14.8%	0.7%	15.5%
Income before income taxes	9,699,323	438,440	10,137,763
Income tax expense	2,280,126	111,350	2,391,476
Net Income	$7,419,197	$327,090	$7,746,287
Effective tax rate	23.5%	25.4%	23.6%
Diluted earnings per share(2)	$11.44	$0.51	$11.95
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)The impact of the business optimization costs on diluted earnings per share are presented net of related taxes. The income tax effect was negative $0.18 for the fiscal year ended August 31, 2024. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.

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Additional Information

	Year Ended August 31, 2023
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Investment Gains(2)	Adjusted (Non-GAAP)
Operating Income	$8,809,889	$1,063,146	$—	$9,873,035
Operating Margin	13.7%	1.7%	—%	15.4%
Income before income taxes	9,139,332	1,063,146	(252,920)	9,949,558
Income tax expense	2,135,802	247,365	(8,840)	2,374,327
Net Income	$7,003,530	$815,781	($244,080)	$7,575,231
Effective tax rate	23.4%	23.3%	3.5%	23.9%
Diluted earnings per share(3)	$10.77	$1.28	($0.38)	$11.67
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)Gain recognized related to our investment in Duck Creek Technologies.
(3)The impact of the business optimization costs and investment gain on diluted earnings per share are presented net of related taxes. The income tax effect was negative $0.37 for the fiscal year ended August 31, 2023. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.
Forward-Looking Statements & Website References
This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “aspires,” “intends,” “believes,” “estimates,” “positioned,” “continues,” “maintain,” “remain,” “goal,” “target,” “plan,” “recurring” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
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December 12, 2025

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Annex A: Amended and Restated Accenture plc 2010 Share Incentive Plan as Proposed to be Amended
Amended and Restated Accenture plc 2010 Share Incentive Plan
1.Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate such employees, directors, consultants or service providers for the Company or an Affiliate to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company.
2.Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(c)Award: An Option, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.
(d)Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(e)Board: The Board of Directors of the Company.
(f)Board Approval Date: December 10, 2009, the date the Plan was originally approved by the Board.
(g)Change in Control: The occurrence of any of the following events:
(i)any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(ii)during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(g)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

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(iii)the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
(iv)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.
(h)Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(i)Committee: A committee of the Board (including, without limitation, the full Board) that has been designated by the Board to administer the Plan.
(j)Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.
(k)Effective Date: The date the Plan was originally approved by the Company’s shareholders.
(l)Fair Market Value: On a given date,
(i)if the Shares are listed on any established stock exchange, system or market on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date, or, if no sale of Shares shall have been reported on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used; and
(ii)if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith;
provided, however, that in the event the granting of an Award requires a different calculation of “fair market value” in order to comply with local tax regulations, then, for purposes of such Award, the Fair Market Value shall be determined by the Committee in good faith in a manner intended to comply with such local regulations.
(m)Grant Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.
(n)ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.
(o)Option: A share option granted pursuant to Section 6 of the Plan.
(p)Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.
(q)Participant: An employee, director, or consultant of, or any Person who performs services for, the Company or an Affiliate who is selected by the Committee to participate in the Plan.
(r)Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
(s)Plan: This Amended and Restated Accenture plc 2010 Share Incentive Plan, as it may be amended from time to time.
(t)RSU: A restricted share unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.
(u)Shares: Class A ordinary shares of the Company.
(v)Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.
(w)Subsidiary: A “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).
3.Shares Subject to the Plan
The total number of Shares that may be used to satisfy Awards under the Plan is one hundred and forty-~~one~~eight (148,000,0001~~41,000,000~~), all of which may be issued as ISOs. The Shares may consist, in whole or in part, of unissued Shares or previously-issued Shares. The issuance of Shares ~~or the payment of cash~~ upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy

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tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right, regardless of the actual number of Shares (if any) used to settle such Option or Share Appreciation Right upon exercise and regardless of whether the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise. Shares that are subject to Awards that are settled in cash, terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.
4.Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange or other applicable listed company rules. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, its predecessor, Accenture Ltd, or the Company’s Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, the delivery of cash or Shares pursuant to an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award.
5.Limitations
(a)Time Limitation. No Award may be granted under the Plan after December ~~9~~12, 20~~29~~35, but Awards theretofore granted may extend beyond that date.
(b)Aggregate Limits on Awards to Non-Employee Directors. The maximum number of Shares subject to Awards granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Shares or Awards).
(c)Dividends and Dividend Equivalents. As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to Awards granted hereunder, but no dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

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6.Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a)Grant Price; Exercisability and Term. Options granted under the Plan shall have a Grant Price that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4, or as provided under Section 9), and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee, but in no case shall an Option vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Option shall have a term in excess of ten years.
(b)Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award agreement, the purchase price for the Shares as to which an Option is exercised shall be paid in full no later than the time when Shares are delivered following option exercise, with such payment made to the Company (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, by net-settlement in Shares or by transferring Shares having a Fair Market Value equal to the aggregate Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been registered in the Company’s register of shareholders and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.
(c)ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per Share Grant Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Grant Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.
(d)Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Grant Price or taxes relating to the exercise of an Option by delivering Shares to a nominee of the Company, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

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(e)Repricing of Options; Reload Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Grant Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Grant Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below. In addition, Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.
7.Terms and Conditions of Share Appreciation Rights
(a)Grants. The Committee also may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).
(b)Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 4, or as provided under Section 9). Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Grant Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. If the payment is made, in whole or in part, in newly issued Shares, the Participant shall agree to pay to the Company the aggregate par value of such Shares. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.
(c)Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Share Appreciation Rights as it may deem fit but in no case shall a Share Appreciation Right vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Share Appreciation Right shall have a term in excess of ten years.
(d)Repricing of Share Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Share Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Share Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Share Appreciation Right in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

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8.Other Share-Based Awards
The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan and also may be granted as matching Awards in connection with a Participant’s purchase of Shares under the Plan or under any other plan maintained by the Company, or pursuant to open market purchases. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof, any required payments to be received from Participants and other provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
9.Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)Generally. In the event of any change in the outstanding Shares after the Board Approval Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities or property issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Grant Price or exercise price of any Option or Share Appreciation Right, (iii) any applicable performance measures or performance vesting terms with respect to outstanding Awards and/or (iv) any other affected terms of any Award.
(b)Change in Control. In the event of a Change in Control after the Board Approval Date, the Committee may, in its sole discretion (but subject to Section 17), provide for the termination of an Award upon the consummation of the Change in Control and (x) the payment of a cash amount in exchange for the cancellation of an Award which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights over the aggregate exercise price of such Options or Share Appreciation Rights, and/or (y) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.
10.No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
11.Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

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12.Nontransferability of Awards
Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
13.Amendments or Termination
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or otherwise require shareholder approval under the rules of any securities exchange or association on which the Company’s securities are listed, or (b) without the consent of a Participant, would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.
14.International Participants
With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.
15.Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.
16.Effectiveness of the Plan
The Plan was originally effective as of the Effective Date.
17.Section 409A
Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.
18.Recoupment
Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company maintains, adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable law, including the Company’s Mandatory Clawback Policy and the Company’s Senior Leadership Recoupment Policy, each as in effect from time to time. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Affiliate.

126	Accenture 2025 Proxy Statement

C/O GENERAL COUNSEL AND CORPORATE SECRETARY 500 W MADISON CHICAGO, ILLINOIS 60661 USA 3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on January 27, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on January 27, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on January 27, 2026. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To register to attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V81270-P37860 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Accenture plc ("Accenture") Company Proposals The Board of Directors recommends that you vote "FOR" each director nominee included in Proposal No. 1 and "FOR" each of the other proposals. 1. Appointment of the following nominees to the Board of Directors: Nominees: For Against Abstain 1a. Martin Brudermüller 1b. Alan Jope 1c. Nancy McKinstry 1d. Jennifer Nason 1e. Paula A. Price 1f. Venkata (Murthy) Renduchintala 1g. Arun Sarin 1h. Julie Sweet 1i. Tracey T. Travis 1j. Masahiko Uotani 2. To approve, in a non-binding vote, the compensation of our named executive officers. 3. To approve the Amended and Restated Accenture plc 2010 Share Incentive Plan. 4. To ratify, in a non-binding vote, the appointment of KPMG LLP ("KPMG") as independent auditor of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG's remuneration. 5. To grant the Board of Directors the authority to issue shares under Irish law. 6. To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law. 7. To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

C/O GENERAL COUNSEL AND CORPORATE SECRETARY 500 W MADISON CHICAGO, ILLINOIS 60661 USA 3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on January 27, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on January 27, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on January 27, 2026. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To register to attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V81270-P37860 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Accenture plc ("Accenture") Company Proposals The Board of Directors recommends that you vote "FOR" each director nominee included in Proposal No. 1 and "FOR" each of the other proposals. 1. Appointment of the following nominees to the Board of Directors: Nominees: For Against Abstain 1a. Martin Brudermüller 1b. Alan Jope 1c. Nancy McKinstry 1d. Jennifer Nason 1e. Paula A. Price 1f. Venkata (Murthy) Renduchintala 1g. Arun Sarin 1h. Julie Sweet 1i. Tracey T. Travis 1j. Masahiko Uotani 2. To approve, in a non-binding vote, the compensation of our named executive officers. 3. To approve the Amended and Restated Accenture plc 2010 Share Incentive Plan. 4. To ratify, in a non-binding vote, the appointment of KPMG LLP ("KPMG") as independent auditor of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG's remuneration. 5. To grant the Board of Directors the authority to issue shares under Irish law. 6. To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law. 7. To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice for Accenture plc Shareholders
2026 Annual General Meeting of Shareholders
Wednesday, January 28, 2026
12:00 pm local time
The Dock
7 Hanover Quay
Grand Canal Dock
Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 28, 2026:
The Notice of Annual Meeting, 2025 Proxy Statement and Annual Report for the fiscal year ended August 31, 2025 and our 2025 Irish financial statements are available at www.proxyvote.com.

V81271-P37860

accenture

Proxy Solicited on behalf of the Board of Directors of Accenture plc ("Accenture") for the 2026 Annual General Meeting of Shareholders on Wednesday, January 28, 2026 (the "Annual Meeting")

The undersigned hereby appoints Julie Sweet, Angie Park and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 1, 2025, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof.

This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For Accenture employees and former employees that own shares through the employee plans managed by UBS Financial Services, Inc. ("UBS"): This proxy card includes shares received through the employee plans managed by UBS and held on December 1, 2025 by UBS. It is important that you vote the shares held by UBS. If you do not submit your vote, the shares held by UBS will not be voted on any proposals.

Continued and to be signed on reverse side